UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )
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Earthstone Energy, Inc.
(Name of Registrant as Specified in Its Charter)
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April 23, 2020

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Wednesday, June 3, 2020 at 10:00 a.m., Central Daylight Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The other directors and officers join me in extending this invitation. We are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus (COVID-19) situation. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our proxy website at www.iproxydirect.com/ESTE, and we encourage you to check this website prior to the meeting if you plan to attend.

It is important that your shares are represented at the meeting. If you are unable to attend the meeting but have questions or comments about our operations, we would like to hear from you.

To assure that your shares will be voted at the meeting, please complete, sign, date and return your proxy card in the postage-paid envelope provided, or vote electronically via the Internet or by telephone using the instructions on the proxy card. Submitting your proxy will not affect your right to vote in person if you attend the meeting.

Sincerely,

FRANK A. LODZINSKI Executive Chairman

Your vote is important.

Please vote by using the Internet, the telephone,
or by signing, dating, and returning the proxy card.

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380

NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS

Date:	June 3, 2020

Time:	10:00 a.m. CDT

Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

Matters to be voted on:	1.	To elect two Class II directors to our board of directors to serve for a term expiring in 2023 and until their successors are duly elected and qualified;

	2.	To approve and adopt an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan;

	3.	To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2020; and

	4.	To transact such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on April 20, 2020, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in The Woodlands, Texas during ordinary business hours for a period of ten (10) days prior to the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Stockholders are urged to vote their shares by one of the following methods whether or not they plan to attend the Annual Meeting: (1) vote via the Internet or by telephone using the instructions on the proxy card, or (2) complete, sign, date and return the enclosed proxy card in the self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).

By Order of the Board of Directors,

/S/ WILLIAM A. WIEDERKEHR, JR.
WILLIAM A. WIEDERKEHR, JR.
Corporate Secretary
April 23, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
 FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 3, 2020

Pursuant to rules of the Securities and Exchange Commission, we are providing access to our proxy materials, on or about April 23, 2020, by notifying you of the availability of our proxy materials on the Internet. These proxy materials and our 2019 Annual Report on Form 10-K are available at https://www.iproxydirect.com/ESTE.

2020 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

●	Time:	10:00 a.m. Central Daylight Time

●	Date:	June 3, 2020

●	Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

●	Record date:	April 20, 2020

●	Voting:
Stockholders as of the record date are entitled to vote. Each share of Class A Common Stock and Class B Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. The Class A Common Stock and the Class B Common Stock vote together as one class.

Meeting Agenda

●	Election of two Class II directors for terms expiring in 2023
●	Approve and adopt an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan
●	Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for 2020

Voting Matters	Recommendation of the Board	Page Reference (for more detail)
Election of Class II Directors	FOR EACH NOMINEE	4
Approve and adopt an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan	FOR	6
Ratify Appointment of Moss Adams LLP	FOR	14

OUR BUSINESS

Earthstone Energy, Inc., a Delaware corporation (“Earthstone” and together with our consolidated subsidiaries, the “Company,” “our,” “we,” “us,” or similar terms), is a growth-oriented independent oil and gas company engaged in the acquisition and development of oil and gas reserves through activities that include the acquisition, drilling and development of undeveloped leases, asset and corporate acquisitions and mergers. Our operations are all in the upstream segment of the oil and natural gas industry and all our properties are onshore in the United States. At present, our assets are located in the Midland Basin of west Texas and the Eagle Ford Trend of south Texas.

Our primary focus is concentrated in the Midland Basin of west Texas, a high oil and liquids rich resource basin which provides us with multiple horizontal targets with proven production results, long-lived reserves and historically high drilling success rates. We have approximately 29,100 net acres in the core of the Midland Basin that are highly contiguous on a project by project basis which allow us to drill multi-well pads.

Our current business strategy is to focus on the economic development of our existing acreage, increase our acreage and horizontal well locations in the Midland Basin and increase stockholder value through the following:

•	developing our acreage and profitably growing our production while seeking to achieve free cash flow*;

•	operating our properties efficiently and continuing to improve our operating margins;

•	deploying capital efficiently by drilling multi-well pads, reducing drilling times and increasing completions per day;

•	operating our assets in a safe and environmentally sensitive manner;

•	continuing to hedge commodity prices as opportunities arise;

•	pursuing value-accretive acquisition and corporate merger opportunities, which could increase the scale of our operations;

•	maximizing operating margins and corporate level cash flows by minimizing operating and overhead costs;

•	expanding our acreage positions and drilling inventory in our primary areas of interest through acquisitions and farm-in opportunities, with an emphasis on operated positions;

•	blocking up acreage to allow for longer horizontal lateral drilling locations which provide higher economic returns; and

•	maintaining a strong balance sheet and financial flexibility.

Our Strengths

We believe that the following strengths are beneficial in achieving our business goals:

•	extensive horizontal development potential in one of the most oil rich basins of the United States;

•	experienced management team with substantial technical and operational expertise;

•	ability to attract technical personnel with experience in our core area of operations;

•	history of successful acquisition and merger transactions;

•	operating control over the majority of our production and development activities;

•	conservative balance sheet; and

•	commitment to cost efficient operations.

2019 Highlights

In addition to our drilling program described above, the following are additional highlights of our 2019 activities compared to activity in 2018:

•	Full year 2019 average daily sales volumes of 13,429 Boepd exceeded our production goals and increased 35%

•	Increased drilling efficiencies by drilling multi-well pads and longer lateral length wells averaging 10,700 feet in the Midland Basin

•	Improved frac efficiency from 8 to 12 stages per day

•	Reduced total drilling and completion costs by approximately 16%

•	Increased Proved Developed reserves by 33%

•	Increased Adjusted EBITDAX* by 51%

•	Improved our operating margins by 10%

•	Realized $15.9 million from our hedge positions thereby mitigating commodity price volatility

•	Strong balance sheet and liquidity position with $155 million of undrawn capacity on a $325 million senior secured revolving credit facility and a cash balance of $13.8 million as of December 31, 2019

Our team performed exceptionally well in 2019 culminating in record levels of production and Adjusted EBITDAX* for both the fourth quarter and full year 2019. Our focus on cost control and operational execution throughout our organization demonstrates our ability to drive peer-leading margins and improved capital efficiency thereby extracting value from our assets. We are extremely proud of our 2019 results and in our operations despite challenges due to the market environment.

2020 Outlook

The recent outbreak of COVID-19 and the price war between Saudi Arabia and Russia have presented our industry with a difficult operating environment. Similar to the oil price crash of 2014 and 2015, commodity prices are again under enormous pressure with unprecedented market volatility. However, we believe that we are well-positioned to survive, as we have in previous historical industry downturns. With the recent dramatic drop in oil prices, we believe we are in an enviable position with no long-term contracts, low leverage, and a very strong hedge position, which affords us the flexibility to adjust our capital plan quickly with no adverse impact on our current financial position. We recently took action to reduce our capital program to $50 - $60 million for 2020. We also initiated actions in an effort to reduce our 2020 overhead by an estimated 25% from 2019. Additionally, we restructured certain oil swaps to add protection to our 2021 cash flows by adding 1,000 Bopd of WTI swaps in 2021 at $55.65 per Bbl. Simultaneously, we reduced 2020 hedge volumes from 8,000 Bopd to 7,000 Bopd beginning in March 2020. All aforementioned hedges are fixed price swaps that afford us meaningful downside protection. After adjusting for these changes, our oil swap position for the full year of 2020 is 7,164 Bopd, hedged at a WTI price of $60.99/Bbl, which is approximately 81% of the midpoint of our estimated oil production guidance.

In addition, we recently completed our regularly scheduled redetermination of our borrowing base under our senior secured revolving credit facility (“Credit Facility”) with our borrowing base set at $275 million, representing a 15% decrease from our previous borrowing base of $325 million. As of March 31, 2020, we had outstanding borrowings under our Credit Facility of $152 million, which represents a reduction of 11% compared to the $170 million in outstanding borrowings as of December 31, 2019. Our only debt is borrowings under our Credit Facility.

With the set of actions described above, we believe we will survive the current industry downturn, while acknowledging extreme commodity price volatility and recognizing other materially adverse factors influencing capital access including investor, environmental, social concerns and governance considerations. Accordingly, we have commenced activities transitioning us and we strive to become better stewards of our resources. We remain optimistic we will operate through this downturn and be able to take advantage of opportunities that lie ahead.

*Represents a non-GAAP measure. See reconciliation of non-GAAP measures in our 2019 Annual Report on Form 10-K.

PROPOSAL 1 - ELECTION OF TWO CLASS II DIRECTORS

Our Board of Directors (“Board”) is divided into three classes to allow for staggered three-year terms. The term of office of the Class II directors expires at the 2020 annual meeting (the “Annual Meeting”) and the election of their successors.

In April 2020, Douglas E. Swanson, Jr. announced his intention not to stand for re-election to the Board at the Annual Meeting. Mr. Swanson’s decision was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Mr. Swanson for his distinguished service to the Company. As a result, the Board determined to reduce the number of members of the Board from nine to eight. In April 2020, the Company entered into an amendment (the “VA Amendment”) to that certain voting agreement dated May 9, 2017 (the “Voting Agreement”), by and among the Company, EnCap Investment L.P. (“EnCap”) and Bold Energy Holdings, LLC (“Bold Holdings”) whereby EnCap will have the ability to request that the Board be expanded by an additional member and will be able to designate such additional member in addition to its other rights under the Voting Agreement.

Our Board has nominated two Class II directors for election at this Annual Meeting to hold office until the 2023 annual meeting and the election of their successors. Both of the nominees currently serve as directors. Each agreed to be named in this proxy statement and to serve if elected.

In the election of directors, each proxy will be voted for each of the Class II director nominees unless the proxy withholds authority to vote for any or all of the Class II director nominees.

We have no reason to believe that any of the Class II director nominees will be unable or unwilling for good cause to serve if elected. If any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Class II directors.

Additional information regarding Messrs. Thielemann and Urban and all of our other directors, can be found under the “Our Board of Directors” section, the “Security Ownership of Management and Certain Beneficial Owners” section, and the “Compensation of Directors” section of this proxy statement.

Directors are elected by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of the Class II directors. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Thielemann and Urban. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of Class II directors, your shares will constitute a broker non-vote and will not be voted for either of the Class II director nominees. See the section of this proxy statement entitled “General Information about the Annual Meeting – Voting Instructions and Information – Election of Directors.”

The following provides summary information about each of our Class II director nominees:

BRAD A. THIELEMANN Age: 43 Director Since: 2014 Board Committee: ☐ Compensation
Mr. Thielemann has served as a director since December 2014. He is a Partner at EnCap. Prior to joining EnCap in 2006, he worked in the Investor Relations and Strategic Planning Groups at Plains All American Pipeline, L.P. Prior to that, he was an Associate at EnCap from 2000 to 2003 and a Treasury Analyst at Dynegy. Mr. Thielemann holds an M.B.A. from Duke University and a B.A. in Business Administration from the University of Texas at Austin. He serves on the boards of several EnCap portfolio companies, previously served on the board of the Houston Producers’ Forum and is a member of the Independent Petroleum Association of America.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Thielemann to the Board, determined that his extensive experience in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies provides significant contributions to the Board. As a partner at EnCap, Mr. Thielemann is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

ZACHARY G. URBAN Age: 42 Director Since: 2014 Board Committee: ☐ Audit
Mr. Urban has served as a director since December 2014. Since August, 2019, Mr. Urban has served as Principal at RHV Capital, an investment company that invests in privately held operating businesses. From January 2014 to July 2019, Mr. Urban served as CEO at the Vlasic Group, which is a private investment company with holdings in a wide variety of asset classes. Prior to being named CEO, Mr. Urban held the position of Managing Director of Investments at Vlasic Group from 2011 through 2013. At Vlasic Group, Mr. Urban has responsibility for a full spectrum of investment disciplines, including asset allocation, investment strategy, direct investments, manager selection, due diligence, and performance measurement. From 2001 to 2011, Mr. Urban worked at Donnelly Penman & Partners (“DP&P”), a regional investment bank. At DP&P, Mr. Urban specialized in merger and acquisition transactions, business valuations, financial advisory, due diligence services, and capital raising for middle market public and private clients. Prior to his time at DP&P, Mr. Urban also worked in the Corporate Value Consulting practice of PricewaterhouseCoopers LLP, where he focused on business valuation services, strategic consulting, and corporate finance consulting for public and private companies, including multinational and Fortune 500 clients. Mr. Urban holds the Chartered Financial Analyst (CFA) designation and graduated from the Honors College of Michigan State University with a B.A. degree in Finance with High Honor.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Urban to the Board, determined that his extensive investment experience across diverse industries provides significant contributions to the Board. In addition, his prior experience as an investment banker will enable Mr. Urban to provide the Board with insight and advice on a full range of general business and financial matters.

In light of the individual skills and qualifications of each of our Class II director nominees, our Board has concluded that each of our Class II director nominees should be elected to our Board.
Our Board unanimously recommends that stockholders vote FOR each of our Class II director nominees.

PROPOSAL 2 – THE AMENDMENT TO THE EARTHSTONE ENERGY, INC. AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN PROPOSAL

At the annual meeting of our stockholders on June 6, 2018, the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “2014 Plan”) was approved and adopted by our stockholders. Our Board approved an amendment (the “Amendment”) to the 2014 Plan, subject to stockholder approval, to increase the number of shares of our Class A Common Stock authorized to be issued under the 2014 Plan by three million shares. See the “Amendment No. 1 to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan” attached as Annex A to this proxy statement. If the Amendment is approved by stockholders, we intend to file, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-8 to register the additional shares available for delivery under the 2014 Plan as soon as practicable after the Annual Meeting.

Description and Text of the Proposed Amendment

Our Board has determined that, to give us the ability to attract and retain the executive and key employee talent necessary for our continued growth and success, the number of shares of our Class A Common Stock available for issuance under the 2014 Plan should be increased by three million shares, and is proposing an amendment to effect such an increase. In evaluating the amount of the increase in the number of shares available under the 2014 Plan, the Board considered our employee headcount and the Board believes that equity incentives, if fully achieved, should be a larger portion of overall compensation. In approving and recommending the increase in the number of shares of Class A Common Stock authorized for issuance under the 2014 Plan, the Board concluded such increase was advisable and in our best interests to provide us with maximum flexibility to use equity awards to continue to support our growth strategy and maintain our ability to attract and retain talented executives and employees. Because the amount and timing of specific equity awards in the future is dependent on our employee headcount, management performance, competitive compensation practices, our stock price and a variety of other factors, some of which are beyond our control, it is not possible to determine when or if the currently proposed increase in shares under the 2014 Plan will be exhausted or the amount of subsequent dilution that may ultimately result from such awards.

To effect the increase in the aggregate number of shares of our Class A Common Stock that may be issued under the 2014 Plan, it is proposed that the first sentence of Section 3.1 of the 2014 Plan be deleted in its entirety and replaced with the following:

“Subject to the limitations set forth herein, 9,400,000 shares of Common Stock are reserved for issuance pursuant to Awards made under this Plan.”

Summary of Principal Terms of the 2014 Plan

The following is a summary description of the material features of the 2014 Plan, as proposed to be amended (the “Amended Plan”). The statements made in this proxy statement regarding the Amendment to the 2014 Plan should be read in conjunction with and are qualified in their entirety by reference to the 2014 Plan, a copy of which is available as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 6, 2018. Prior filings with the SEC are available through our website at www.earthstoneenergy.com or in printed form upon request by any stockholder.

The Amended Plan currently is effective until June 6, 2028. The purposes of the Amended Plan are to create incentives which are designed to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence are able to make important contributions to our success, and thereby to enhance stockholder value.

Under the Amended Plan, we may grant stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, performance bonuses, stock awards and other incentive awards to our employees or those of our subsidiaries or affiliates, subject to the terms and conditions set forth in the Amended Plan. We may also grant nonqualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, stock awards and other incentive awards to any persons rendering consulting or advisory services and non-employee directors, subject to the conditions set forth in the Amended Plan. Generally, all classes of our employees are eligible to participate in the Amended Plan. As of April 22, 2020, there were approximately 69 full-time employees, no part-time employees, one consultant, and eight non-employee directors of the Company that are eligible to participate in the Amended Plan.

The Amended Plan provides that a maximum of 9,400,000 shares of our Class A Common Stock may be issued in conjunction with awards granted under the Amended Plan. At December 31, 2019, 2,185,074 shares of our Class A Common Stock remained available for awards to be granted under the Amended Plan. On April 22, 2020, the closing price of a share of our Class A Common Stock on the NYSE was $1.69. Shares of Class A Common Stock cancelled, settled in cash, forfeited, withheld, or tendered by the participant to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards.

The Amended Plan limits the aggregate number of shares of our Class A Common Stock that may be issued pursuant to any awards to any eligible director in any calendar year to 500,000 shares. One of the requirements for the favorable tax treatment available to incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), is that the Amended Plan must specify, and our stockholders must approve, the maximum number of shares available for issuance pursuant to incentive stock options. As a result, in order to provide flexibility, the Amended Plan provides that up to 1,000,000 shares of Class A Common Stock may be issued pursuant to incentive stock options. The shares issued under the Amended Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares.

The Amended Plan expires on June 6, 2028, and no awards may be granted under the Amended Plan after that date. However, the terms and conditions of the Amended Plan will continue to apply after that date to all Amended Plan awards granted prior to that date until they are no longer outstanding.

Administration

Our Board has delegated and authorized the compensation committee (the “Compensation Committee”) to administer the Amended Plan. Except as set forth in the Amended Plan, the Compensation Committee serves at the pleasure of the Board. Compensation actions and awards are recommended by the Compensation Committee, subject to approval of the full Board.

With respect to awards to be made to any of our non-employee directors, the Compensation Committee will determine:

•	which of such persons should be granted awards;

•	the terms of proposed grants or awards to those selected to participate;

•	the exercise price for options and stock appreciation rights;

•	any limitations, restrictions and conditions upon any awards; and

•	rules for the administration of the Amended Plan and resolution of any disputes that may arise under the Amended Plan.

In connection with the administration of the Amended Plan, the Compensation Committee, with respect to awards to be made to any officer, employee or consultant who is not one of our non-employee directors, will:

•	determine which employees and other persons will be granted awards under the Amended Plan;

•	grant the awards to those selected to participate;

•	determine the exercise price for options and stock appreciation rights; and

•	prescribe any limitations, restrictions and conditions upon any awards.

In addition, our Compensation Committee will:

•	interpret the Amended Plan; and

•	make all other determinations and take all other actions that may be necessary or advisable to implement and administer the Amended Plan.

The Compensation Committee may allocate or delegate its responsibilities to the extent permitted by applicable law or stock exchange rules.

Types of Awards

The Amended Plan permits the Compensation Committee to make several types of awards and grants, including awards of shares of restricted stock, awards of restricted stock units, the grant of options to purchase shares of our Class A Common Stock, awards of stock appreciation rights (“SARs”), awards of performance units, awards of performance bonuses, stock awards and other incentive awards.

Restricted Stock. Restricted shares of our Class A Common Stock may be granted under the Amended Plan subject to such terms and conditions, including forfeiture and vesting provisions, time and performance-based restrictions, and restrictions against sale, transfer or other disposition as the Compensation Committee may determine to be appropriate at the time of making the award. In addition to or in lieu of any time vesting conditions determined by the Compensation Committee, vesting and/or the grant of restricted stock awards may be subject to our achievement of specified performance criteria. In addition, the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the participant, be delivered to and held by us until such restrictions lapse. Shares of restricted stock will generally vest upon the occurrence of a change of control.

Restricted Stock Units. A restricted stock unit entitles the recipient to receive a payment from us, following the lapse of restrictions on the award, equal to the fair market value of a share of our Class A Common Stock. The Amended Plan provides for payment in the form of shares of our Class A Common Stock or cash. Restricted stock units may be granted under the Amended Plan subject to such terms and conditions, including forfeiture and vesting provisions, as well as time and performance-based restrictions, as the Compensation Committee may determine to be appropriate at the time of making the award. In addition to or in lieu of any time vesting conditions determined by the Compensation Committee, vesting and/or the grant of restricted stock units may be subject to our achievement of specified performance criteria. Restricted stock units would generally vest upon the occurrence of a change of control.

The Amended Plan also permits the Compensation Committee to grant tandem cash dividend rights or dividend unit rights with respect to restricted stock units. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made by us with respect to a share of our Class A Common Stock during the period the tandem restricted stock unit is outstanding. A grant of cash dividend rights may provide that such cash payments shall be paid directly to the participant at the time of payment of the related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem restricted stock unit award (with or without interest in the discretion of the Compensation Committee), or be subject to such other provisions or restrictions as determined in the discretion of the Compensation Committee. A dividend unit right is a contingent right to have an additional number of restricted stock units credited to a participant in respect of a restricted stock unit award equal to the number of shares of our Class A Common Stock that could be purchased at fair market value with the amount of each cash distribution made by us with respect to a share of our Class A Common Stock during the period the tandem restricted stock unit is outstanding. A grant of dividend unit rights shall be subject to the same vesting and payment provisions as the tandem restricted stock unit award.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of Class A Common Stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under the Amended Plan will be determined by the Compensation Committee at the time of the grant. The Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under the Amended Plan, such as specifying minimum periods of time after grant during which options may not be exercised. The Amended Plan generally provides for acceleration of the right of a participant to exercise his or her stock option in the event we experience a change of control.

The Amended Plan provides that the stock options may either be incentive stock options within the meaning of Section 422 of the Code, or nonqualified options, which are stock options other than incentive stock options.

Incentive Stock Options. Incentive stock options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share exercise price not less than the fair market value of Class A Common Stock on the date the incentive stock option is granted. In the case of an incentive stock option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share exercise price may not be less than 110% of the fair market value of the Class A Common Stock on the date the incentive stock option is granted and the term of such option may not exceed five years. As required by Section 422 of the Code, the aggregate fair market value, determined at the time an incentive stock option is granted, of Class A Common Stock with respect to which incentive stock options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option Amended Plans may not exceed $100,000.

Nonqualified Options. Nonqualified options are stock options which do not qualify as incentive stock options under Section 422 of the Code. Nonqualified options may be granted to directors and consultants, as well as to employees, or those directors, consultants, and employees of subsidiaries in which we have a controlling interest. The exercise price for nonqualified options will be determined by the Compensation Committee at the time the nonqualified options are granted, but may not be less than the fair market value of our Class A Common Stock on the date the nonqualified option is granted. Nonqualified options are not subject to any of the restrictions described above with respect to incentive stock options. Incentive stock options and nonqualified options are treated differently for federal income tax purposes as described below under “Tax Treatment.”

The Amended Plan provides that the exercise price of stock options may be paid (1) in cash, (2) subject to the prior approval by the Compensation Committee, in whole shares of Class A Common Stock, (3) subject to the prior approval by the Compensation Committee, by withholding shares of Class A Common Stock which otherwise would be acquired on exercise, or (4) subject to the prior approval by the Compensation Committee, by a combination of the foregoing, equal in value to the exercise price. The Compensation Committee may also permit a stock option to be exercised by a broker-dealer acting on behalf of a participant through procedures approved by the Compensation Committee, as applicable.

Stock Appreciation Rights. Awards of SARs entitle the recipient to receive a payment from us equal to the amount of any increase in the fair market value of the shares of our Class A Common Stock subject to the SAR award between the date of the grant of the SAR award and fair market value of these shares on the exercise date. The Amended Plan provides for payment in the form of shares of our Class A Common Stock or cash. The Amended Plan generally provides for acceleration of the right of a participant to exercise his or her SAR in the event we experience a change of control.

Performance Unit Awards. Performance units entitle the recipient to receive a certain target, maximum or minimum value in cash or Class A Common Stock per unit upon the achievement of performance goals established by the Compensation Committee.

Performance Bonuses. A performance bonus entitles the recipient to receive a cash bonus upon the attainment of one or more performance targets established by the Compensation Committee. The Amended Plan permits payment of performance bonuses in the form of cash or our Class A Common Stock.

Stock Awards. A stock award entitles the recipient to shares of our Class A Common Stock not subject to vesting or forfeiture restrictions. Stock awards are awarded with respect to such number of shares of our Class A Common Stock and at such times as the Compensation Committee may determine, and the Compensation Committee may require a participant to pay a stipulated purchase price for each share of our Class A Common Stock covered by a stock award.

Other Incentive Awards. The Amended Plan permits the grant of other incentive awards based upon, payable in or otherwise related to, in whole or in part, shares of our Class A Common Stock if the Compensation Committee determines that such other incentive awards are consistent with the purposes of the Amended Plan. Such other incentive awards may include, but are not limited to, Class A Common Stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Class A Common Stock, purchase rights for Class A Common Stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of our Class A Common Stock or the value of securities or the performance of specified subsidiaries. Long-term cash awards are also permitted under the Amended Plan. Cash awards are also permitted as an element of or a supplement to any awards permitted under the Amended Plan. Awards are permitted in lieu of obligations to pay cash or deliver other property under the Amended Plan or under other Amended Plans or compensation arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Transferability

Awards under the Amended Plan are not transferrable other than by will or by the laws of descent and distribution. Nonqualified Options are transferable on a limited basis, only with prior approval or authorization of the Compensation Committee. In no event may a stock option be exercised after the expiration of its stated term.

Termination

Stock options, restricted stock, restricted stock units, SARs, performance units, performance bonuses and other incentive awards which have not vested will generally terminate immediately upon the holder’s termination of employment with us or any of our subsidiaries or affiliates, unless the Compensation Committee specifies otherwise in an award agreement or elects to accelerate the vesting of the award. Unless the Compensation Committee specifies otherwise in an award agreement, if an employee’s employment with us or any of our subsidiaries or affiliates terminates as a result of death or disability, the employee (or personal representative in the case of death) may exercise any vested incentive stock options for a period of up to one year after such termination and any vested nonqualified option during the remaining term of the option. Unless the Compensation Committee specifies otherwise in an award agreement, if an employee’s employment with us or any of our subsidiaries or affiliates terminates for any other reason, the employee may exercise any vested option for a period of up to three months after such termination. Unless the Compensation Committee specifies otherwise in an award agreement, if a consultant ceases to provide services to us or any of our subsidiaries or affiliates or a director terminates service as our director, the unvested portion of any award will be forfeited unless otherwise accelerated by the Compensation Committee. Unless the Compensation Committee specifies otherwise in an award agreement, a consultant or director may have three years following the date he or she ceases to provide consulting services or ceases to be a director, as applicable, to exercise any nonqualified options which are otherwise exercisable on the date of termination of service. No stock option or SAR may be exercised following the expiration date of the stock option or SAR.

Dilution; Substitution

The Amended Plan provides protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. The Amended Plan provides that, upon the occurrence of a change of control event, the Compensation Committee would have discretion, without the consent of any participant or holder of an award, to the extent permitted by applicable law, to cancel awards and make payments in respect thereof in cash; replace awards with other rights or property selected by the Compensation Committee; provide that awards will be assumed by a successor or survivor entity (or a parent or subsidiary thereof) or be exchanged for similar rights or awards based on the equity of the successor or survivor (or a parent or subsidiary thereof); adjust outstanding awards as appropriate to reflect the change of control event; accelerate any vesting schedule to which an award is subject; provide that awards are payable; and/or provide that awards terminate upon such event.

Amendment

The Board may amend the Amended Plan, or any part of the Amended Plan, at any time and for any reason. However, without stockholder approval, the Amended Plan may not be amended in a manner that would (i) materially increase the number of shares that may be issued under the Amended Plan, (ii) materially modify the requirements as to eligibility for participation in the Amended Plan, (iii) materially increase the benefits to participants provided by the Amended Plan, (iv) decrease the exercise price for an outstanding stock option or SAR, or (v) must otherwise be approved by the stockholders in order to comply with national securities exchange rules.

Tax Treatment

The following is a brief description of the U.S. federal income tax consequences, under existing law, with respect to awards that may be granted under the Amended Plan. This summary is based on current U.S. federal income tax laws and is not intended to provide or supplement tax advice to eligible employees or other participants. This summary is not intended to be exhaustive and does not describe state, local or foreign consequences, employment withholding tax consequences, or the effect, if any, of gift, estate and inheritance taxes.

Restricted Stock. A recipient of restricted stock generally will not recognize taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis in the stock, equal to the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in ordinary income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of ordinary income that must be recognized by virtue of the restricted stock grant. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Restricted Stock Units. A recipient of restricted stock units generally will not recognize taxable income until the recipient receives cash and/or the transfer of shares in satisfaction of the restricted stock unit award. At that time, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income. If a recipient of restricted stock units subsequently sells any shares so transferred, he or she generally will realize capital gain or loss (at long-term or short-term rates depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis equal to the amount previously included in income as ordinary income with respect to such shares received in satisfaction of a restricted stock unit award. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required to recognize income by virtue of receipt of cash or shares, equal to the amount of taxable income recognized by the recipient.

Incentive Stock Options. An optionee will not realize taxable income upon the grant of an incentive stock option. As long as the optionee has been an employee of us or of one of our permissible corporate subsidiaries from the date of grant through the date the incentive stock option is exercised and if the incentive stock option is exercised during his or her period of employment and within three months after termination, the optionee will not recognize taxable income upon exercise. Upon exercise, however, the amount by which the fair market value of the shares with respect to which the incentive stock option is exercised (determined on the date of exercise) exceeds the exercise price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of Class A Common Stock acquired by exercising an incentive stock option within two years from the date of the grant of the incentive stock option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the exercise price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an incentive stock option.

If any shares of Class A Common Stock acquired upon exercise of an incentive stock option are resold or disposed of before the expiration of the prescribed holding periods (i.e., two years from grant and one year from exercise), the optionee will realize ordinary income instead of capital gain. The amount of the ordinary income realized will generally be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the exercise price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized upon the sale over the exercise price. Any additional gain would generally be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an incentive stock option, subject to Section 162(m) of the Code, we generally would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

If an optionee uses already owned shares of Class A Common Stock to pay the exercise price under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of Class A Common Stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, “statutory option stock” is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase Amended Plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, no income will be recognized by the optionee upon the transfer of the stock in payment of the exercise price of an incentive stock option. If the stock used to pay the exercise price is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering the stock was exercised over the amount paid for the stock.

If an optionee effects a net exercise of an incentive stock option by surrendering a portion of the shares of stock with respect to which the option is exercisable to pay the exercise price, the surrender of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the fair market value of the surrendered stock.

Nonqualified Options. An optionee will not realize taxable income upon the grant of a nonqualified option. At the time the optionee exercises the nonqualified option, the amount by which the fair market value, at the time of exercise, of the shares with respect to which the nonqualified option is exercised exceeds the exercise price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, at short-term or long-term rates depending on the length of time the stock was held by the optionee before sale.

If an optionee uses already owned shares of Class A Common Stock to pay the exercise price under a nonqualified option, the number of shares received pursuant to the nonqualified option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon the exercise will be taxable to the optionee as ordinary income. If the already owned shares of Class A Common Stock are not “statutory option stock” or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified option will not be statutory option stock. However, if the already owned shares of Class A Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a premature disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the optionee’s basis will be allocated among the shares received.

Stock Appreciation Rights. A recipient of SARs will not realize taxable income upon the grant of a SAR. At the time the recipient exercises the SAR, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. If the recipient thereafter sells any shares received upon exercise, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the recipient as a capital gain or loss, at short-term or long-term rates depending on the length of time the stock was held by the recipient before sale.

Performance Units and Performance Bonuses. A recipient of performance units or a performance bonus generally will not realize taxable income upon the grant of such award. The recipient will recognize ordinary income upon the receipt of cash and/or the transfer of shares in satisfaction of the award of performance units or performance bonus in an amount equal to the aggregate of any cash and the fair market value of any shares received. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the recipient. If the recipient thereafter sells any shares received in satisfaction of the award, the difference between any amount realized on the sale and the fair market value of the shares at the time of their receipt will be taxed to the recipient as a capital gain or loss, at short-term or long-term rates depending on the length of time the stock was held by the recipient before sale.

Stock Awards. A recipient of a stock award will recognize ordinary income upon the receipt of shares in an amount equal to the fair market value of any shares received over the amount, if any, paid for the shares. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the recipient. If a recipient subsequently sells the shares, he or she generally will realize capital gain or loss (at long-term or short-term rates depending on the holding period) in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the fair market value of the shares at the time of receipt plus the price paid for the stock, if any.

Other Incentive Awards. The specific tax consequences applicable with respect to other incentive awards granted under the Amended Plan will depend on the terms and conditions applicable to the award.

Code Section 162(m). Under Section 162(m) of the Code, no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to our “covered employees.” A “covered employee” is any individual who has served at any time after December 31, 2016 as our chief executive officer, chief financial officer, or other executive officer whose compensation has been reported in our proxy statement, regardless of whether any such individual is still employed by us.

Code Section 409A. The Amended Plan and any awards granted under it are intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Code and its related Treasury Regulations and guidance. If any provision of the Amended Plan or award granted under the Amended Plan is determined not to comply with Section 409A, the Compensation Committee has authority to take any actions necessary and appropriate for compliance. No payments that would constitute “deferred compensation” upon termination of employment or other service under Section 409A will be made under the Amended Plan unless the termination is also a “separation from service” under Section 409A. If a participant is a “specified employee” under Section 409A, the commencement of any payments or benefits under the award will be deferred until six months plus one day following the date of the participant’s termination or, if earlier, death (or such other period as required to comply with Section 409A). The Company will not be liable for any additional tax, interest or penalties imposed on a participant by Section 409A of the Code or damages for failing to comply with Section 409A.

The foregoing is only a summary of the current effect of certain U.S. federal income taxation upon the participant and us with respect to the grant and exercise of awards or compensation granted under the Amended Plan. Participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

New Plan Benefits

The benefits that will be awarded or paid in the future under the Amended Plan cannot currently be determined. Awards granted under the Amended Plan after the date of the Annual Meeting are within the discretion of the Compensation Committee, subject to the terms and conditions of the Amended Plan.

In January 2020, the Compensation Committee awarded restricted stock unit awards and performance stock units (“Performance Units”) pursuant to performance awards to our named executive officers. The performance awards were granted subject to the stockholders of the Company approving the Amendment to increase the number of shares of Class A Common Stock available for awards under the 2014 since 2014 did not have enough shares available for performance awards without the Amendment. In the event that the Amendment is not approved by stockholders, then the performance awards will be null and void. Thus, approval by the stockholders of the proposal to approve and adopt the Amendment also includes approval of the performance awards.

As of April 23, 2020, the following number of Performance Units had been granted under the Amended Plan to the individuals described in the table below:

Name and Position	Number of Performance Units (1)
Robert J. Anderson, President and as of April 1, 2020, Chief Executive Officer and President	262,500
Steven C. Collins, Executive Vice President, Completions and Operations	150,000
Executive Officers (as a group, including Messrs. Anderson and Collins)	862,500
Non-Executive Officers (as a group)	181,300

(1)
The performance awards are subject to approval of stockholders of this Proposal 2 at the Annual Meeting. If the Amendment is approved, then the awards, subject to meeting the performance criteria, may result in payment of up to an aggregate of 1,043,800 shares of Class A Common Stock if 100% of the target Performance Units are earned.

Equity Compensation Plan Information

The following table provides information related to our Class A Common Stock which may be issued under our existing equity compensation plans as of December 31, 2019, including the 2014 Plan:

PLAN CATEGORY	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders: (1)	1,943,421	(1)	$—	(2)	2,185,074
Equity compensation plans not approved by security holders:	—		—		—
Total	1,943,421		$—	(2)	2,185,074

(1)
Represents the number of shares of Class A Common Stock underlying outstanding time-based restricted stock unit awards and performance-based performance stock unit awards and assumes a 100% issuance related to the performance stock units which have a range of 0% to 200% based on the results of the performance attributes of the award.

(2)	The outstanding restricted stock unit awards do not have an exercise price.

Approval by the Stockholders of the Proposal

Approval of the proposal to approve and adopt the Amendment requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting and voting on such proposal; provided that a quorum is present.

Our Board believes that approval and adoption of the Amendment will promote our interests and the interests of the stockholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in shareholder value. Members of the Board are eligible to participate in the 2014 Plan, and thus, have a personal interest in the approval and adoption of the Amendment.

Our Board unanimously recommends that stockholders vote FOR the Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan proposal (Proposal 2).

PROPOSAL 3 – RATIFICATION OF AUDITORS

The Audit Committee of the Board has selected Moss Adams LLP (“Moss Adams”) as the independent registered public accounting firm of the Company for 2020. Moss Adams has audited the Company’s consolidated financial statements since 2018. The 2019 audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting was completed on March 11, 2020.

The Board is submitting the selection of Moss Adams for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Moss Adams, the Audit Committee may reconsider the selection of that firm as the Company’s auditors. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of Moss Adams does not limit the authority of the Audit Committee to change auditors at any time.

For further information and discussion, see Independent Public Accountants section of this document.

The Company does not anticipate that representatives of Moss Adams will be present at the Annual Meeting; however, if they are present, Moss Adams may respond to appropriate questions and make such statements as they may desire.

The affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this Proposal will be required for approval; provided that a quorum is present.

Our Board unanimously recommends that stockholders vote FOR ratification of the appointment of Moss Adams as the Company’s independent registered public accounting firm for 2020 (Proposal 3).

CORPORATE GOVERNANCE

General

Our business and affairs are managed under the direction of our Board. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office. Messrs. Lodzinski, Singleton and Snoots serve as Class I directors. Messrs. Swanson, Thielemann and Urban serve as Class II directors, and Messrs. Joliat, Kramer and Zorich serve as Class III directors.

In April 2020, Mr. Swanson announced his intention not to stand for re-election to the Board at the Annual Meeting. As a result, the Board determined to reduce the number of members of the Board from nine members to eight members. The Company also entered into the VA Amendment, whereby EnCap will have the ability to request that the Board be expanded by an additional member and will be able to designate such additional member in addition to its other rights under the Voting Agreement.

We are committed to high quality corporate governance, which helps us compete more effectively, sustain our success and build long-term stockholder value. The Board reviews the Company’s policies and business strategies, and advises and counsels the executive officers who manage the Company.

The full text of the charters of our Audit Committee and Compensation Committee, our Corporate Governance Guidelines, and our Code of Ethics can be found at www.earthstoneenergy.com. Copies of these documents also may be obtained from our Corporate Secretary.

Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. The Company is governed by a Board of Directors and committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with management.

Our Board of Directors

Our business and affairs are managed under the direction of our Board. Our Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), specifies that we shall not have less than three nor more than nine directors. Currently, our Board has nine members and will be reduced to eight members effective as of the Annual Meeting. Under our Certificate of Incorporation, each director holds office until the annual meeting of stockholders at which such director’s class is up for re-election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office to allow for staggered three-year terms.

As discussed more fully above under “Proposal 1—Election of Two Class II Directors,” Messrs. Thielemann and Urban have been nominated for reelection at this Annual Meeting because of the expiration of the term of their class, Class II, on our classified board.

Below is information about each of our directors, including biographical data for at least the past five years and an assessment of the skills and qualifications of each director.

Name	Class (1)	Age	Director Since	Position with the Company	Experience/ Qualifications	Independent	Audit Committee Membership	Compensation Committee Membership
Frank A. Lodzinski	I	70	2014	Chairman and Chief Executive Officer Director (through April 1, 2020) and Executive Chairman (commencing April 1, 2020)	Leadership, Industry Expertise, Operations and Experience

Ray Singleton	I	69	1989	Director	Industry Expertise, Operations and Experience

Wynne M. Snoots, Jr.	I	59	2017	Director	Finance and Industry Expertise

Douglas E. Swanson, Jr. (2)	II	48	2014	Director	Finance and Industry Expertise

Brad A. Thielemann	II	43	2014	Director	Finance and Industry Expertise	X		X

Zachary G. Urban	II	42	2014	Director	Accounting and Finance	X	X

Jay F. Joliat	III	63	2014	Director	Finance, Industry Expertise and Experience	X	X	X

Phillip D. Kramer	III	64	2016	Director	Accounting, Finance and Experience	X	X	X

Robert L. Zorich	III	70	2014	Director	Finance, Industry Expertise and Experience

(1)	Class I directors serve until our annual meeting in 2022 and Class III directors serve until our annual meeting in 2021.

(2)	Mr. Swanson will not be standing for reelection at the Annual Meeting.

For Class II Director Nominees for Election at the Annual Meeting, see Proposal 1 above.

Class II Directors Not Standing for Reelection at the Annual Meeting

DOUGLAS E. SWANSON, JR. Age: 48 Director Since: 2014
Mr. Swanson has served as a director since December 2014. He is a Managing Partner at EnCap and serves on the firm’s upstream investment and management committees. Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank, specializing in energy-related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas. Mr. Swanson serves on the board of each of Montage Resources Corporation (formerly Eclipse Resources Corporation) and several EnCap portfolio companies. Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association. Mr. Swanson holds a B.A. in Economics and an M.B.A., both from the University of Texas at Austin.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Swanson to the Board, determined that his extensive experience in the oil and gas exploration and production industry, including serving on the boards of public and private oil and gas companies provides significant contributions to the Board. As a managing partner at EnCap, Mr. Swanson is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

Continuing Class I Directors Whose Terms Expire in 2022

FRANK A. LODZINSKI Chairman and Chief Executive Officer (through April 1, 2020) and Executive Chairman (commencing April 1, 2020) Age: 70 Director Since: 2014
Mr. Lodzinski has served as our Chairman since December 2014 and as Executive Chairman since April 1, 2020. He served as our Chief Executive Officer from December 2014 through March 2020. He also served as our President from December 2014 through April 2018. Previously, he served as President and Chief Executive Officer of Oak Valley Resources, LLC (“Oak Valley”) from its formation in December 2012 until the closing of its strategic combination with Earthstone in December 2014. Prior to his service with Oak Valley, Mr. Lodzinski was Chairman, President and Chief Executive Officer of GeoResources, Inc. from April 2007 until its merger with Halcón Resources Corporation (“Halcón”) in August 2012 and from September 2012 until December 2012 he conducted pre-formation activities for Oak Valley. He has over 47 years of oil and gas industry experience. In 1984, he formed Energy Resource Associates, Inc., which acquired management and controlling interests in oil and gas limited partnerships, joint ventures and producing properties. Certain partnerships were exchanged for common shares of Hampton Resources Corporation in 1992, which Mr. Lodzinski joined as a director and President. Hampton was sold in 1995 to Bellwether Exploration Company. In 1996, he formed Cliffwood Oil & Gas Corp. and in 1997, Cliffwood shareholders acquired a controlling interest in Texoil, Inc., where Mr. Lodzinski served as Chief Executive Officer and President. In 2001, Mr. Lodzinski was appointed Chief Executive Officer and President of AROC, Inc., to direct the restructuring and ultimate liquidation of that company. In 2003, AROC completed a monetization of oil and gas assets with an institutional investor and began a plan of liquidation in 2004. In 2004, Mr. Lodzinski formed Southern Bay Energy, LLC, the general partner of Southern Bay Oil & Gas, L.P., which acquired the residual assets of AROC, Inc., and he served as President of Southern Bay Energy, LLC upon its formation. The Southern Bay entities were merged into GeoResources in April 2007. Mr. Lodzinski has served as a director and member of the nominating and governance committee, audit committee and compensation committee of Yuma Energy, Inc. (“Yuma”) since April 2019 and previously served on its audit committee from September 2014 to October 2016 and its compensation committee from October 2016 to April 2019. On April 15, 2020, Yuma, together with its subsidiaries, filed voluntary Chapter 11 petitions for relief under the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas. Mr. Lodzinski holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Lodzinski to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, our structure, and our operations, provide the Board with company-specific experience and expertise.

RAY SINGLETON Age: 69 Director Since: 1989
Mr. Singleton has been one of our directors since July 1989. From December 2014 through June 2018, he served as our Executive Vice President - Northern Region. Previously, he served as our President and Chief Executive Officer from March 1993 until the closing of our strategic combination with Oak Valley Resources, LLC in December 2014. Mr. Singleton joined us in 1988 as a Production Manager/Petroleum Engineer. From 1983 until 1988, he owned and operated an engineering consulting firm (Singleton & Associates) serving the needs of 40 small oil and gas clients. During this period, he was engaged by the Company on various projects in south Texas and the Rocky Mountain region. Mr. Singleton is a petroleum engineer with over 40 years of experience in the oil and gas industry. Mr. Singleton began his career with Amoco Production Company in 1973 as a production engineer. He was subsequently employed by Champlin Petroleum as a drilling, completion and production engineer from 1980 to 1983. His professional experience includes acquisition evaluation and economics, along with drilling, completion and production engineering in both Texas and the Rocky Mountain region. In addition, he possesses over 25 years of C-suite experience. Mr. Singleton received a B.S. degree in Petroleum Engineering from Texas A&M University in 1973, and received an MBA from Colorado State University’s Executive MBA Program in 1992. He is a member of the National Association of Corporate Directors and the Society of Petroleum Engineers.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing Mr. Singleton’s qualifications to serve on the Board, considered, among other things, his experience and expertise in the oil and gas industry, including the operating, management or executive positions he has held with the Company and other oil and gas companies, and his extensive knowledge of the Company’s business, all of which has proven to be beneficial to us.

WYNNE M. SNOOTS, JR. Age: 59 Director Since: 2017
Mr. Snoots has served as a director since May 2017. He is a Partner at EnCap. Prior to joining EnCap in January 2001, Mr. Snoots was one of three partners of Paradigm Development & Trade, Inc., a private company focused on generating and monetizing exploration prospects located along the Gulf Coast of Louisiana. For the two years prior to his involvement in Paradigm, Mr. Snoots served as President of Magellan Exploration, LLC, a private portfolio company. He previously spent seven years with Enron Capital & Trade Resources in the Producer Finance Group, most recently as a Vice President. Mr. Snoots began his career as a petroleum engineer with Texas Oil and Gas Corporation. He received a Master of Business Administration from the University of Texas at Austin and holds a B.S. in Petroleum Engineering from the University of Oklahoma. Mr. Snoots serves on the board of directors of several EnCap portfolio companies and is a member of the Independent Petroleum Association of America and the Houston Producers' Forum.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Snoots to the Board, determined that his extensive experience in the oil and gas exploration and production industry, including managing and serving on the boards of numerous oil and gas companies provides significant contributions to the Board. As a partner at EnCap, Mr. Snoots is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

Continuing Class III Directors Whose Terms Expire in 2021

JAY F. JOLIAT Age: 63 Director Since: 2014 Board Committees: ☐ Audit ☐ Compensation
Mr. Joliat has served as a director since December 2014. For more than the past
35 years, Mr. Joliat has been an independent investor and developer in commercial, industrial and apartment real estate, residential home building, restaurant ownership and management. He has had direct and extensive experience in placement of venture private equity in generic pharmaceuticals, medical devices or procedures, and for over 30 years, oil and gas E&P in particular. He has been the CEO and CIO of Joliat & Company, Inc. since October 1988. He has been the CEO of Joliat Ventures, LLC since January 1998. Since January 1981, Mr. Joliat has served as Treasurer of Beefcarver Restaurants, Inc., and has been its CEO since 1989. He formed and managed his own registered investment management company early in his career after having held VP and/or SVP positions at E.F. Hutton, Dean Witter Reynolds, and LPL Financial. He holds a Bachelor’s Degree in Management and Finance from Oakland University (1982) and became a Certified Investment Management Analyst (CIMA) in 1983 after completing the requisite IMCA curriculum from the Wharton School of Business at the University of Pennsylvania. From 1996 through 2003, Mr. Joliat served on the Board of Directors of Caraco Pharmaceutical Laboratories Ltd., and served in various capacities on its audit, executive and compensation committees. From 2007 through August 2012, Mr. Joliat served on the Board of Directors of GeoResources, Inc., and served in various capacities on the audit, nominating and compensation committees until its merger with Halcón in August 2012.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Joliat to the Board, determined that his business experience in management and investments, as well as previously serving on the boards of directors of SEC-reporting companies, brings a unique perspective as an outside investor in oil and gas entities. His management skills, understanding of public and private capital markets, and financial acumen provide the Board with a valuable resource for planning corporate strategy.

PHILLIP D. KRAMER Age: 64 Director Since: 2016 Board Committees: ☐ Audit ☐ Compensation
Mr. Kramer has served as a director since October 2016. He served as an Executive Vice President of Plains All American Pipeline, L.P. (“PAA”), an energy infrastructure and logistics company based in Houston, Texas, from November 2008 until February 2017. He also served as Executive Vice President and Chief Financial Officer of PAA from 1998 until 2008. He was a director and chairman of the audit committee of PetroLogistics GP, the general partner of PetroLogistics LP, from July 2012 until its sale in July 2014. Mr. Kramer has served on the board of directors of Oasis Midstream Partners since their initial public offering in September 2017. He graduated from the University of Oklahoma in 1978 with a degree in accounting and was previously a Certified Public Accountant. He is currently on the board of advisors of Price College of Business at the University of Oklahoma.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Kramer to the Board, determined that his management experience, understanding of public and private capital markets, and financial background provide the Board with a valuable resource for planning corporate strategy.

ROBERT L. ZORICH Age: 70 Director Since: 2014

Mr. Zorich has served as a director since December 2014. Mr. Zorich is a Managing Partner and co-founder of EnCap. He serves on the firm’s upstream investment and management committees and has been actively involved in all aspects of the firm’s management and growth since its inception in 1988. EnCap is a leading private equity firm focused on the upstream and midstream sectors of the oil and gas industry in North America, having raised 19 institutional oil and gas investment funds, totaling in excess of $27 billion of capital. Over its history, the firm has created over 220 oil and gas companies and currently manages capital on behalf of more than 250 U.S. and international investors, including public and private pension funds, insurance companies, sovereign wealth funds, university endowments and foundations. Prior to the formation of EnCap, Mr. Zorich was a Senior Vice President in charge of the Houston office of Trust Company of the West, then a large, privately-held pension manager. Previously, Mr. Zorich co-founded MAZE Exploration, Inc., a private oil and gas company headquartered in Denver. For the first seven years of his career, Mr. Zorich was employed by Republic Bank as a Vice President and Division Manager in the energy group. Mr. Zorich serves on the boards of several EnCap portfolio companies. He is also a member of the Board of Directors of Montage Resources Corporation (formerly Eclipse Resources Corporation) and previously served on the board of Oasis Petroleum Inc. and its predecessor entities from March 2007 until March 2012. In addition, he serves on the investment committee of EnCap Flatrock Midstream. Mr. Zorich’s community involvement includes serving as a member of the Leadership Cabinet of Texas Children’s Hospital, as well as serving on the boards of the Workfaith Connection and the Memorial Assistance Ministries Endowment. He is a member of the Independent Petroleum Association of America, the Houston Producers’ Forum and Texas Independent Producers and Royalty Owners Association. Mr. Zorich holds a B.A. in Economics from the University of California at Santa Barbara and a Master’s Degree in International Management (with distinction) from the American Graduate School of International Management in Phoenix, Arizona.

SKILLS AND QUALIFICATIONS: The Board of Directors, in reviewing and assessing the contributions of Mr. Zorich to the Board, determined that his significant experience with financing, forming, and guiding numerous oil and gas companies while serving as a co-founder and managing partner of EnCap provides significant contributions to the Board. His insights and relationships have proven valuable towards guiding corporate strategies and pursuing growth opportunities.

Director Attendance

During 2019, all but one of the Company's directors attended at least 75 percent of all meetings of the Board and committees of which the director was a member. During 2019, our Board held four meetings of which Mr. Swanson attended two. In addition, the Board acts from time to time by unanimous written consent in lieu of holding a meeting. During 2019, the Board effected five actions by unanimous written consent.

While we do not have a formal policy regarding our Board members’ attendance at the annual meeting of stockholders, we encourage their attendance. In 2019, three directors attended our annual meeting of stockholders.

Controlled Company

Beginning in May 2017, our Board determined that we were a “controlled company” as defined under the corporate governance rules of the New York Stock Exchange (the “NYSE”) since more than 50% of our outstanding voting power was held by EnCap (see Security Ownership Of Management And Certain Beneficial Owners below). As a “controlled company,” we are exempt from certain rules otherwise applicable to companies whose securities are listed on the NYSE, including: (a) the requirement that the Company have a majority of independent directors; (b) the requirement that nominations to the Board be either selected or recommended by a nominating committee consisting solely of independent directors; and (c) the requirement that the Company’s officers’ compensation be either determined or recommended by a compensation committee consisting solely of independent directors.

Director Independence

The current Board consists of nine directors, one of whom was employed by the Company in 2019 (Mr. Lodzinski). In April 2020, the Board conducted an annual review and affirmatively determined that certain non-employee directors (Messrs. Joliat, Kramer, Thielemann and Urban) were “independent” as that term is defined in the listing standards of the NYSE. The Board made a subjective determination as to each independent director that no relationship exists, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided with regard to each director’s business and personal activities as they may relate to the Company and its management. Further, the Board determined that Mr. Lodzinski is not independent because, in 2019, he served as the Chief Executive Officer of the Company and Mr. Singleton is not independent since he was employed by the Company within the past three years. The Board determined that Mr. Snoots is not independent because he is a member of the Board of Managers of Bold Holdings, which holds 33,956,524 shares of Class B Common Stock. The Board determined that Messrs. Swanson and Zorich are not independent because they are each a managing partner of EnCap, and thus, may be deemed to beneficially own our Class A Common Stock and Class B Common Stock that is beneficially owned by EnCap (approximately 60.4% of the outstanding Class A Common Stock on a fully-diluted as-converted basis). See “Security Ownership of Management and Certain Beneficial Owners.”

Board of Directors Diversity

The Board does not have a formal diversity policy. The Board considers candidates that will make the Board, as a whole, reflective of a range of talents, skills, diversity and expertise.

Stockholder-Recommended Director Candidates

The Board is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Board. The Board takes into account many factors, including a general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment.

Although the Board is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Board believes that a formal policy is not necessary or appropriate because the current Board already has a diversity of business background and industry experience. Additionally, the Board does not have a formal diversity policy in place for the director nomination process, but instead considers diversity of a candidate’s viewpoints, professional experience, education and skill set as a factor in the consideration and assessment of a candidate as set forth above.

In accordance with our Bylaws, stockholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Board, which identifies the candidate and includes the information described below. The notice should be sent to the following address: Earthstone Energy, Inc., Attention: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300,

The Woodlands, Texas 77380. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Director Nomination Recommendation.”

The notice must contain the following information as to each proposed nominee:

•	name, age, business address and residence address of the nominee;

•	principal occupation or employment of the nominee;

•	class or series and number of shares of our capital stock that are owned beneficially or of record by the nominee; and

•
any other information relating to the nominee that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

The notice must also contain the following information as to the stockholder giving the notice:

•	name and record address of such stockholder;

•	class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder;

•
all other ownership interests of such stockholder relating to us, including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities, loans, timed purchases and other economic and voting interests;

•
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such stockholder’s notice; and

•
any other information relating to such stockholder that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

In addition to the foregoing requirements, such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Each proposed nominee will be required to complete a questionnaire, in a form to be provided by us, to be submitted with the stockholder’s notice. We may also require any proposed nominee to furnish such other information as we may reasonably require in order to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Board Leadership

Our Board is responsible for the control and direction of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. In April 2020, Mr. Anderson became Chief Executive Officer (in addition to serving as President) and Mr. Lodzinski became the Executive Chairman of the Board. The Board believes that this leadership structure, which separates the Chairman and the Chief Executive Officer roles, is appropriate at this time in light of our operating environment. As Executive Chairman, Mr. Lodzinski remains involved in key matters, such as major transactions, and continues to advise Mr. Anderson and the rest of the executive management team. In Mr. Lodzinski’s role and given that he is the director most familiar with our business and operations and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy, the Board believes that Mr. Lodzinski continues to be best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. In this role, the Board believes that Mr. Lodzinski is able to foster clear accountability and effective decision making, strengthen the communication between the Board and management and provide a clear roadmap for stockholder communications. Further, as the individual that has managed the day-to-day operations (through April 1, 2020) and has detailed knowledge of our operations and activities, Mr. Lodzinski is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board. We therefore believe that the creation of a lead independent director position is not necessary at this time.

Executive Sessions

Our Corporate Governance Guidelines provide that the non-management directors will have regularly scheduled meetings in executive sessions without management participation. In the event that the non-management directors include directors who are not independent, then at least once a year, we will have an executive session including only independent directors. Since the Chairman of the Board is not independent, the Board recommends an independent director to preside at these meetings.

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Anderson and certain executive officers on areas of risk facing the Company. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss the Company’s risk management culture and processes. In the event a Committee receives a report from a member of management regarding areas of risk, the Chairperson of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Communications with Directors

Stockholders and other interested parties may communicate with any of our independent directors, including the Committee Chairs, by using the following address:

Earthstone Energy, Inc.
Board of Directors
c/o William A. Wiederkehr, Jr., Corporate Secretary
1400 Woodloch Drive, Suite 300
The Woodlands, Texas 77380
E-mail: billw@earthstoneenergy.com

The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Board Committees

To assist it in carrying out its duties, the Board has delegated certain authority to an Audit Committee and a Compensation Committee as the functions of each are described below. Each member of the Audit and Compensation Committees has been determined by the Board to be “independent” for purposes of the listing standards of the NYSE and the rules of the SEC, including the heightened “independence” standard required for members of the Audit Committee. Additionally, our Board has determined that Messrs. Kramer, Joliat and Urban are each a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.

Audit Committee

The Audit Committee provides oversight of the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance, including approval of the Company’s Code of Ethics and any related party transactions. Among other things, the Audit Committee appoints our independent auditor and evaluates its independence and performance; maintains a line of communication between the Board, our management and the independent auditor; and oversees compliance with the Company’s policies for conducting business, including ethical business standards.

During 2019, the members of our Audit Committee were Messrs. Joliat (Chairperson), Kramer and Urban, and the Audit Committee held five meetings and all three of its members attended each of the meetings. During 2019, the Audit Committee effected one action by unanimous written consent. The Board has determined that Mr. Joliat is an “audit committee financial expert” as that term is defined in the listing standards of the NYSE and applicable rules of the SEC.

Compensation Committee

The Compensation Committee oversees the development and administration of the Company’s compensation policies and programs. The primary function of this Committee is to review and approve executive compensation and benefit programs. Additionally, the Compensation Committee approves the compensation of our named executive officers, including the Chief Executive Officer. The Compensation Committee has retained a compensation consultant, Longnecker & Associates, Inc. (the “Compensation Consultant”) to assist the Committee in oversight and review of compensation policies of the Company. Our Chief Executive Officer and President is expected to recommend to the Compensation Committee the compensation for our named executive officers.

The members of the Compensation Committee are Messrs. Kramer (Chairperson), Joliat and Thielemann. During 2019, the Compensation Committee held four meetings and all three of its members attended each of the meetings. During 2019, the Compensation Committee effected three actions by unanimous written consent.

Nominating Committee

In 2019, our Board did not have a separate nominating committee. In May 2017, the Company became a “controlled company” under the NYSE corporate governance standards. Although not required, the Board is currently reviewing the potential formation of a nominating committee.

Corporate Code of Business Conduct and Ethics

Our Board adopted a Code of Business Conduct and Ethics (“Code of Ethics”), which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf. Among other things, the Code of Ethics provides that:

•	we will comply with all laws, rules and regulations;

•	our directors, officers, and employees are to avoid conflicts of interest and are prohibited from competing with the Company or personally exploiting our corporate opportunities;

•	our directors, officers, and employees are to protect our assets and maintain our confidentiality;

•	we are committed to promoting values of integrity and fair dealing; and

•	we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our SEC periodic reports and our tax returns.

Our Code of Ethics also contains procedures for employees to report, anonymously or otherwise, violations of the Code of Ethics.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our combined Class A Common Stock and Class B Common Stock, to file initial reports of ownership and reports of changes in ownership of our Class A Common Stock, Class B Common Stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that, during 2019, all of our named executive officers, directors and greater than ten percent holders filed the required reports on a timely basis under Section 16(a) of the Exchange Act, except for Mr. Urban who did not timely file one Form 4 and subsequently filed a Form 5 related to shares he held for the benefit of another (a previous employer) and no longer had a direct pecuniary interest in such shares.

Environmental, Social and Governance

Sustainability Position Statement

We believe that it is our responsibility to conduct business in line with our core values of operating with high ethics, integrity and respect for our employees and contractors, the environment we all share, and the communities in which we live and work. As part of our “do the right thing” approach, our goal is to manage our business in a way that minimizes risk and protects people, land, air and water, while providing economic benefits to landowners, lessors, communities and our stakeholders. We recognize that operating in this industry is a privilege, and for decades, we have set high operating standards and have worked hard to earn our reputation for excellence among members of the oil and gas industry and communities in which we operate.

Environment

Our commitment to uphold high standards of environmental stewardship and responsible practices is at the core of our operations. We believe it is essential to conduct business in accordance with all applicable environmental laws and regulations and implement quality applications when such laws and regulations do not exist. The combined mission for protection of land, air, water and people is one that we take seriously.

With a goal of continuous improvement, our field operations staff uses best practices and the latest in technologies, many of which help us to reduce our environmental impact and improve our outcomes. All lease operators receive specialized environmental training focused on air quality compliance, waste management, spill prevention, and other areas of environmental compliance. In particular, we have taken meaningful steps to reduce our greenhouse gas emissions through reduced flaring, enhanced vapor recovery, an improved leak detection and repair program, and reduced truck hauling though the increased use of pipelines for oil and water transportation.

We are also working with the industry, the community and our partners to establish and refine our practices and share our culture of respect for the environment. Below are some of the responsible steps and best practices that we employ to safeguard the environment:

•	Minimizing air emissions by installing Vapor Recovery Units (“VRUs”) in conjunction with tank battery construction

•	Targeting Zero Flaring by connecting natural gas pipelines ahead of flowback and first production, which negates need for flaring

•	Started implementation of Leak Detection & Repair (“LDAR”) program in 2019 to further minimize air emissions

•	Shifted to utilization of silos for handling of frac sand to reduce the presence of free-floating silica dust and create a safer work environment

•	Reducing truck hauls, and therefore CO2 emissions, in the Midland Basin by increasing operated oil on pipelines from the wellhead from 13% of production in 2019 to ~42% of production in 2020

•	Plan for 100% of water disposal on pipeline in the Midland Basin to reduce truck hauls, which, in turn, reduces CO2 emissions

•	Extensive use of multi-well pads and long laterals to reduce surface footprint and impact

•	Protect groundwater sources by adopting best practices for drilling, well design and well casing

•	Spill Prevention Policy/ Preventative Measures/ Procedures for minimizing impact of spills

◦	Spill Prevention, Containment and Countermeasure (“SPCC”) plans in place for all facilities

◦	In 2020, we began implementing active leak detection on operated pipelines

Health and Safety

The health, safety and wellbeing of our employees, contractors, and everyone impacted by our operations is of paramount importance to all of us at Earthstone. We believe that it is our responsibility to employ best practices for safety procedures and provide a safe workplace, as well as strive to ensure that each and every one of our employees and contractors understands the importance of the role each plays in maintaining a safe work environment. Through leadership and commitment to training, safety has become imbedded in our culture and is a critical component of our success. We are very pleased and proud that in 2019, we had zero reportable work-related injuries.

Contractors and vendors are held to the same high safety standards that we require of employees. As part of this mandate, we monitor these partners to make certain that proper procedures are maintained and that contractors comply with regulatory requirements and guidelines.

In response to the emergence of the COVID-19 pandemic, we continue to monitor and take seriously the guidelines of health experts and are adhering to the highest possible standards issued by the World Health Organization (WHO) and Centers for Disease Control (CDC) as well as governments and regulators across our areas of operations. We have implemented a number of measures to safeguard the health of our employees, contractors and the community, while continuing to operate responsibly and maintaining the resiliency of the Company.

Community

Earthstone is dedicated to making a positive impact on the communities in which we live, work and operate. Our employees are encouraged to seek out organizations and initiatives they wish to support. Our employees donate their time and financial support to a wide range of charities, community organizations and activities, such as food banks, school supply drives, toy drives, natural disaster recovery, and other local events. In many cases, their efforts are supplemented with generous financial support from Earthstone.

We also work hard each day to promote safe, healthy and ethical business practices to earn the trust of the people in our communities. We believe that our success is achieved through safe and responsible operations, and by treating landowners and lessors as valued business partners that deserve our utmost respect.

Our People

At Earthstone, we know that our people drive our success, and we are committed to providing a rewarding and productive work environment and a culture of respect for our employees. We value the perspectives, experiences and ideas contributed by all employees and pledge to foster their professional growth by embracing the following principles:

•	A culture of empowerment, transparency, and cooperation is embraced

•	All employees, customers, suppliers, and community members are treated fairly

•	Integrity and ethical behavior are demanded

•	Diversity of perspectives and ideas is acknowledged and valued

•	Communication is open and civil

•	Conflict is addressed early and productively

•	Professional and personal development is encouraged

•	Teamwork is fostered

•	Respect for others, the community and environment is valued

•	Collaboration and openness to new ideas is appreciated

Governance

We have a highly experienced and engaged Board that is dedicated to sound corporate governance principles. Although considered a controlled company under the guidelines of the NYSE and exempt from certain actions, the Company and the Board are committed to achieving long-term stockholder value by adhering to the highest level of ethical standards. As part of this commitment, the Board has adopted charters, policies and codes of conduct, which can be accessed from the Company’s website at https://investor.earthstoneenergy.com/corporate-governance/default.aspx.

Key governance actions taken by the Company include the following:

•	The Board Chair position is split from the CEO position;

•	The independent members of the Board meet regularly without the presence of management;

•	Our independent accountant, reports directly to the Audit Committee;

•	The Company has a Compensation Committee that meets regularly and reports to the full Board;

•	The Company has an ethics policy (Code of Ethics), and an insider trading policy, to which our key corporate decision-makers must strictly adhere; and

•	All directors, officers and employees must affirm annually in writing their acceptance of the Code of Ethics.

We will continue to evaluate our corporate governance policies to ensure that they reflect our commitment to good corporate governance.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table includes all holdings of our Class A Common Stock and Class B Common Stock, as of April 20, 2020, of our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our outstanding shares of Class A Common Stock or Class B Common Stock. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

	Shares Beneficially Owned by Certain Beneficial Owners and Management (1)(2)
	Class A Common Stock		Class B Common Stock		Combined Voting Power (3)
Name	Number	Percent of Class (4)	Number	Percent of Class (5)	Number	Percent
Named Executive Officers:
Frank A. Lodzinski (6)	418,847	1.4%	—	—	437,885	*
Robert J. Anderson	215,305	*	—	—	215,305	*
Steven C. Collins	147,931	*	—	—	147,931	*

Non-Management Directors:
Jay F. Joliat	160,051	*	—	—	160,051	*
Phillip D. Kramer	47,600	*	—	—	47,600	*
Ray Singleton	552,310	1.9%	—	—	552,310	*
Wynne M. Snoots, Jr. (7)	—	*	33,956,524	96.9%	33,956,524	52.3%
Douglas E. Swanson, Jr. (7)	5,250,552	17.6%	33,956,524	96.9%	39,207,076	60.4%
Brad A. Thielemann (7)	—	*	—	—	—	*
Zachary G. Urban	10,565	*	—	—	10,565	*
Robert L. Zorich (7)	5,250,552	17.6%	33,956,524	96.9%	39,207,076	60.4%

Officers and Directors as a Group (11 persons):	6,803,161	22.8%	33,956,524	96.9%	40,759,685	62.8%

Beneficial Owners of More than Five Percent:
EnCap Investments L.P. (7)	5,250,552	17.7%	33,956,524	96.9%	39,207,076	60.4%
Flatonia Energy, LLC (8)	1,752,020	5.9%	—	—	1,752,020	2.7%
T. Rowe Price Associates, Inc. (9)	1,650,263	8.2%	—	—	1,650,263	2.5%

*	Less than one percent.

(1)
Subject to the terms of the First Amended and Restated Limited Liability Company Agreement (the “EEH LLC Agreement”) of Earthstone Energy Holdings, LLC (“EEH”), holders (“EEH Unit Holders”) of limited liability company interests of EEH (“EEH Units”) will have the right to exchange all or a portion of its EEH Units (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each EEH Unit (and corresponding share of Class B Common Stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by EEH Unit Holders of their exchange right. As a result, beneficial ownership of Class B Common Stock and EEH Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.

(2)
This table lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.

(3)
Represents the percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each EEH Unit held by such holder.

(4)	The percentage is based upon 29,852,958 shares of Class A Common Stock issued and outstanding as of April 20, 2020.

(5)	The percentage is based upon 35,060,687 shares of Class B Common Stock issued and outstanding as of April 20, 2020.

(6)	Shares are held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

(7)
Six affiliated investment funds (the “EnCap Funds”), specifically EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”) holds 4,611,808 shares of Class A Common Stock, EnCap Energy Capital Fund VI, L.P. (“EnCap Fund VI”) holds 316,937 shares of Class A Common Stock, EnCap VI-B Acquisitions, L.P. (“EnCap Fund VI-B”) holds 173,486 shares of Class A Common Stock, EnCap Energy Capital Fund V, L.P. (“EnCap Fund V”) holds 82,782 shares of Class A Common Stock, EnCap V-B Acquisitions, L.P. (“EnCap Fund V-B”) holds 65,539 shares of Class A Common Stock and EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX”) beneficially holds 33,956,524 shares of Class B Common Stock, which are owned by its wholly-owned subsidiary Bold Holdings. EnCap Partners GP, LLC (“EnCap Partners GP”) is the sole general partner of EnCap Partners, LP (“EnCap Partners”), which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is the sole member of EnCap Investments Blocker, LLC (“EnCap Investments Holdings”). EnCap Investments Holdings is (i) the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the sole general partner of EnCap, and (ii) the sole limited partner of EnCap. EnCap is the sole general partner of each of EnCap Equity Fund VII GP, L.P. (“EnCap Fund VII GP”), EnCap Equity Fund VI GP, L.P. (“EnCap Fund VI GP”), EnCap Equity Fund V GP, L.P. (“EnCap Fund V GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”). EnCap Fund VII GP is the general partner of EnCap Fund VII. EnCap Fund VI GP is the general partner of EnCap Fund VI. EnCap Fund VI GP is also the general partner of EnCap Energy Capital Fund VI-B, L.P. (“EnCap Capital Fund VI-B”), which is the sole member of EnCap VI-B Acquisitions GP, LLC (“EnCap VI-B Acquisitions GP”), which is the general partner of EnCap Fund VI-B. EnCap Fund V GP is the general partner of EnCap Fund V. EnCap Fund V GP is also the general partner of EnCap Energy Capital Fund V-B, L.P. (“EnCap Capital Fund V-B”), which is the sole member of EnCap V-B Acquisitions GP, LLC (“EnCap V-B Acquisitions GP”), which is the general partner of EnCap Fund V-B. EnCap Fund IX GP is the general partner of EnCap Fund IX. Therefore, EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments Holdings, EnCap Investments GP, EnCap, EnCap Fund VII GP, EnCap Fund VI GP, EnCap Fund V GP, EnCap Capital Fund V-B, EnCap Capital Fund VI-B, EnCap VI-B Acquisitions GP, EnCap V-B Acquisitions GP and EnCap Fund IX GP may be deemed to beneficially own the listed securities. Mr. Snoots is a member of the board of managers of Bold Holdings. Messrs. Snoots, Thielemann, Swanson and Zorich do not have the sole or shared power to vote or dispose of the Class A Common Stock or Class B Common Stock held by the EnCap Funds. Messrs. Swanson and Zorich are each a managing partner of EnCap Partners and may be deemed to beneficially own the reported securities held by the EnCap Funds. Mr. Thielemann is a partner at EnCap Partners. Each of Messrs. Snoots, Swanson and Zorich disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address for the EnCap entities listed above is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.

(8)
Based solely on a Schedule 13D/A filed with the SEC on April 1, 2020, in which Flatonia Holdings, LLC (“Flatonia Holdings”) reported sole dispositive power over 1,752,020 shares of Class A Common Stock. Flatonia Holdings is the direct and indirect owner of 100% of the membership interests of Flatonia Energy, LLC (“Flatonia”). Three affiliated entities, specifically Energy Recapitalization and Restructuring Fund, L.P. (“ERR”), ERR FI Flatonia Holdings, LLC (“ERR FI Flatonia Holdings”), and ERR FI II Flatonia Intermediate, L.P. (“ERR FI II Flatonia Intermediate”) collectively own 60.0% of the membership interests of Flatonia Holdings. ERR FI Flatonia Holdings is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI Fund, L.P. (“ERR FI”). ERR FI II Flatonia Intermediate is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI II Fund, L.P. (“ERR FI II” and, together with ERR and ERR FI, collectively, the “ERR Funds”). Parallel Resource Partners, LLC (“Parallel”) serves as the general partner of, and has the power to direct the affairs of, each of the ERR Funds. Parallel also serves as the manager of Flatonia Holdings and owns, directly or indirectly, 1.6% of the membership interests of Flatonia Holdings. The board of managers of Parallel consists of Clint D. Carlson, C. John Wilder, Jr., Ron Hulme, John K. Howie, and Jonathan Siegler. Together, Carlson Energy Partners I, LLC (“CEP I”) and BRC Energy Partners LLC (“BRC EP”) have the power to direct the affairs of Parallel. Additionally, CEP I and BRC EP each own 50% of the outstanding membership interests of Parallel. Together, Carlson Energy Corp. (“Carlson Corp”), Ron Hulme and John K. Howie have the power to direct the affairs of CEP I. Mr. Clint D. Carlson has the power to direct the affairs of Carlson Corp. Bluescape Resources Company LLC (“Bluescape Resources”) has the power to direct the affairs of BRC EP. Mr. C. John Wilder, Jr. has the power to direct the affairs of Bluescape Resources. The address of Flatonia is c/o Parallel Resource Partners, LLC, 919 Milam Street, Suite 550, Houston, Texas 77002.

(9)
Based solely on a Schedule 13G/A filed with the SEC on February 14, 2020, in which T. Rowe Price Associates, Inc. reported sole dispositive power over 1,650,263 shares of Class A Common Stock and sole voting power over 383,480 shares of Class A Common Stock, and T. Rowe Price Small-Cap Value Fund, Inc. reported sole voting power over 1,266,783 shares of Class A Common Stock. The address for T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company, as well as directors who are employed by EnCap, receive no additional compensation for serving on the Board. The following describes our compensation program for four of the non-employee members of the Board, Jay F. Joliat, Phillip D. Kramer, Zachary G. Urban and Ray Singleton: (i) an annual cash retainer of $75,000, and (ii) an annual equity grant in the equivalent of approximately $150,000 per year that vests in four equal quarterly installments.

Director Compensation in 2019

The following table sets forth the aggregate compensation paid to our non-employee directors related to their services for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Total ($)
Jay F. Joliat (3) (5)	115,000	118,080	233,080
Phillip D. Kramer (3) (6)	110,000	118,080	228,080
Ray Singleton	75,000	118,080	193,080
Wynne M. Snoots, Jr.	—	—	—
Douglas E. Swanson, Jr.	—	—	—
Brad A. Thielemann	—	—	—
Zachary G. Urban (3) (4)	95,000	118,080	213,080
Robert L. Zorich	—	—	—

(1)
Reflects the full grant date fair value of the restricted stock unit awards granted in 2019 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ("ASC") Topic 718. For a discussion of valuation assumptions, see Note 12. Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2019. The restricted stock unit awards each vested 25% on March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019.

(2)	No Directors had any unvested restricted stock unit awards outstanding at December 31, 2019.

(3)	Messrs. Joliat, Kramer and Urban each received $20,000 in fees, respectively, for service on a special committee of the Board to explore a potential transaction with Sabalo Energy, LLC.

(4)
All of Mr. Urban’s compensation was for the benefit of the Vlasic Group where he was employed through July 2019, with the exception of $18,750 earned for his service for the three months ended December 31, 2019 and paid in January 2020. Additionally, beginning January 1, 2020, Mr. Urban will also directly benefit from his compensation related to Stock Awards.

(5)	Mr. Joliat’s compensation includes an annual cash retainer of $20,000 to serve as the chairman of the Audit Committee.

(6)	Mr. Kramer’s compensation includes an annual cash retainer of $15,000 to serve as the chairman of the Compensation Committee.

MANAGEMENT

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as executive officers began:

Name	Executive Officer Since	Age	Position
Frank A. Lodzinski	December 2014	70	Chairman and Chief Executive Officer Director (through April 1, 2020) and Executive Chairman (commencing April 1, 2020)
Robert J. Anderson	December 2014	58	President and Chief Executive Officer
Tony Oviedo	February 2017	66	Executive Vice President, Accounting and Administration
Mark Lumpkin, Jr.	August 2017	46	Executive Vice President and Chief Financial Officer
Steven C. Collins	December 2014	55	Executive Vice President, Completions and Operations
Timothy D. Merrifield	December 2014	64	Executive Vice President, Geological and Geophysical

See “Our Board of Directors” above for biographical information of Mr. Lodzinski.

Robert J. Anderson has served as our Chief Executive Officer and President since April 2020, having previously served as President since April 2018. From December 2014 through April 2018, he served as our Executive Vice President, Corporate Development and Engineering. Previously, he served in a similar capacity with Oak Valley from March 2013 until the closing of its strategic combination with the Company in December 2014. Prior to joining Oak Valley, he served from August 2012 to February 2013 as Executive Vice President and Chief Operating Officer of Halcón. Mr. Anderson was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as a director and Executive Vice President, Chief Operating Officer - Northern Region. He was involved in the formation of Southern Bay Energy in September 2004 as Vice President, Acquisitions until its merger with GeoResources in April 2007. From March 2004 to August 2004, Mr. Anderson was employed by AROC, a predecessor company to Southern Bay Energy, as Vice President, Acquisitions and Divestitures. Prior to March 2004 he was employed in technical and supervisory roles with Anadarko Petroleum Corporation, major oil companies including ARCO International/Vastar Resources, and independent oil companies, including Hugoton Energy, Hunt Oil and Pacific Enterprises Oil Company. His professional experience of over 30 years includes acquisition evaluation, reservoir and production engineering, field development, project economics, budgeting and planning, and capital markets. Mr. Anderson has a B.S. degree in Petroleum Engineering from the University of Wyoming and an MBA from the University of Denver.

Tony Oviedo has served as our Executive Vice President - Accounting and Administration (Principal Accounting Officer) since February 10, 2017. Mr. Oviedo has over 30 years of professional experience with both private and public companies. Prior to joining the Company, he was employed by GeoMet, Inc., where, since 2006, he served as the Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller. In addition, prior to joining GeoMet, Mr. Oviedo was employed by Resolution Performance Products, LLC, where he was Compliance Director and has held positions as Chief Accounting Officer, Controller, and Director of Financial Reporting with various companies in the oil and gas industry. Prior to the aforementioned experience, he served in the audit practice of KPMG LLP’s Energy Group. Mr. Oviedo holds a Bachelor’s degree in Business Administration with a concentration in accounting and tax from the University of Houston and is a Certified Public Accountant in the state of Texas.

Mark Lumpkin, Jr. has over 22 years of experience including over 15 years of oil and gas finance experience. He has served as our Executive Vice President and Chief Financial Officer since August 2017. Immediately prior to joining Earthstone, he served as Managing Director at RBC Capital Markets in the Oil and Gas Corporate Banking group, beginning in 2011 with a focus on upstream and midstream debt financing. From 2006 until 2011, he was employed by The Royal Bank of Scotland (“RBS”) in the Oil and Gas group within the Corporate and Investment Banking division, focusing primarily on the upstream subsector. Prior to RBS, he spent two years focused on capital markets and mergers and acquisitions primarily in the upstream sector at a boutique investment bank. Mr. Lumpkin graduated with a B.A. degree in Economics from Louisiana State University and graduated with a Master of Business Administration degree with a Finance concentration from Tulane University.

Steven C. Collins is a petroleum engineer with over 30 years of operations and related experience. He has served as our Executive Vice President, Completions and Operations since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Mr. Collins was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012 and directed field operations, including well completion, production and workover operations. Prior to employment by GeoResources, he served as Vice President of Operations for Southern Bay, AROC, and Texoil, and as a petroleum and operations engineer at Hunt Oil Company and Pacific Enterprises Oil Company. His experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, and the Mid-Continent. Mr. Collins graduated with a B.S. degree in Petroleum Engineering from the University of Texas.

Timothy D. Merrifield has over 39 years of oil and gas industry experience. He has served as our Executive Vice President, Geology and Geophysics since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he served from August 2012 to November 2012 as a consultant to Halcón upon its merger with GeoResources, Inc. in August 2012. From April 2007 to August 2012, Mr. Merrifield led all geology and geophysics efforts at GeoResources. He has held previous roles at AROC, Force Energy, Great Western Resources and other independents. His domestic experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, New Mexico, Rocky Mountain States, and the Mid-Continent. In addition, he has international experience in Peru and the East Irish Sea. Mr. Merrifield attended Texas Tech University.

There are no arrangements or understandings between any of Messrs. Lodzinski, Anderson, Collins, Lumpkin, Merrifield and Oviedo, or any other person pursuant to which such person was selected as an officer. None of Messrs. Lodzinski, Anderson, Collins, Lumpkin, Merrifield and Oviedo has any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

EXECUTIVE COMPENSATION

Overview

The following discussion provides information about the compensation program for our principal executive officer and our other two most highly-compensated executive officers (collectively, the “named executive officers” or “NEOs”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This discussion provides a general description of the material elements of our compensation program and specific information about its various components.

Compensation Philosophy and Objectives

We operate in a highly competitive and challenging environment and must retain, attract and motivate talented individuals with the requisite technical and managerial skills to successfully pursue our business strategy. The objectives of our compensation program are to:

•	Encourage growth in our oil and natural gas reserves and production;

•	Encourage growth in cash flow and profitability;

•	Survive and preserve value and upside potential for shareholders during industry and economic downturns, including present conditions related to both;

•	Mitigate risks in our business related to compensation by balancing fixed compensation with short-term and long-term incentive compensation; and

•	Enhance total stockholder returns through a compensation program that attracts and retains highly qualified executive officers.

Elements of our Executive Compensation Program

Base Salary. Base salary is the principal fixed component of our compensation program, and has historically been reviewed in the first quarter of each year. It is intended to provide our named executive officers with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to retain and attract highly talented individuals. Base salary varies depending on the named executive officer’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company.

Annual Incentive Payments. Annual incentive payments (“AIP”) are the short-term portion of our compensation program. Prior to 2020, AIP award was based entirely on discretionary factors determined by the Compensation Committee. Beginning in 2020, 50% of the AIP award will be based on discretionary factors and 50% will be based on performance metrics. These incentives have historically been reviewed in the first quarter of each year. The objective of these incentives is to reward our named executive officers based on the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success.

Long-Term Incentives. Long-term incentives (“LTIP”) are equity-based awards granted under our 2014 Plan. Under our 2014 Plan, the Compensation Committee has the flexibility to choose among a number of forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, performance bonuses, or other incentive awards. In the past, the Company has granted restricted stock unit (“RSU”) awards and performance stock unit (“Performance Unit”) awards to employees and RSU awards to non-employee directors under our 2014 Plan.

Other Benefits. All employees may participate in our 401(k) Retirement Savings Plan (“401(k) Plan”). Each employee may make before-tax contributions in accordance with the limits established by the Internal Revenue Service. We provide our 401(k) Plan to help our employees attain financial security by providing them with a program to save a portion of their cash compensation for retirement in a tax efficient manner. Our matching contribution is an amount equal to 100% of the employee’s elective deferral contribution not to exceed 6% of the employee’s base compensation. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Roles of our Executives and the Compensation Committee

The Compensation Committee is comprised solely of independent directors and has overall responsibility for the compensation of our named executive officers. The Compensation Committee monitors our director and named executive officer compensation and benefit plans, policies and programs to ensure that they are market competitive and consistent with our compensation philosophy and objectives, along with our corporate governance guidelines. Generally, through December 31, 2019, our Chief Executive Officer, Mr. Lodzinski, and our President, Mr. Anderson, have made recommendations to the Compensation Committee regarding the base salary, AIP and long-term incentive compensation with respect to the named executive officers based on analysis and assessment of competitive markets and their performance. The Compensation Committee, in its sole discretion, may accept, modify or reject any or all such recommendations. The Compensation Committee will consider such recommendations and independently consider compensatory matters related to all of the named executive officers with input and advice from the Compensation Consultant.

Role of our Independent Compensation Consultant

The Compensation Committee has historically retained Longnecker & Associates, Inc. (the “Compensation Consultant”) to advise on executive compensation and, in that capacity to, among other things, make recommendations regarding an appropriate compensation peer group, to assist the Compensation Committee in establishing a competitive executive compensation program and to make recommendations and provide analysis regarding the compensation of executive management, including the named executive officers. In accordance with the NYSE rules, the Compensation Committee annually considers the independence of Compensation Consultant from Company management based upon various factors, including the magnitude of any fees received from the Company relative to the Compensation Consultant’s annual gross revenues; whether the individuals that advise the Compensation Committee participate directly or by collaboration with others within the Compensation Consultant in the provision of any services or products to the Company; whether the Compensation Consultant provided any products or services to any executive officer of the Company; and whether the individuals that advise the Compensation Committee own any Company securities. In conducting its evaluation, the Compensation Committee obtains from, and relies upon, responses from the Compensation Consultant relating to the foregoing. After considering these various factors and the Compensation Consultant’s responses, the Compensation Committee determined that the Compensation Consultant was independent of Company management during the relevant periods covered by this report. No conflicts of interest or issues involving the independence of the Compensation Consultant arose during the periods covered by this report.

The Compensation Consultant is engaged by, and reports directly to, the Compensation Committee in carrying out its duties, and works with our President when preparing materials for the Compensation Committee. During 2019, representatives of the Compensation Consultant attended Compensation Committee meetings, met with the Compensation Committee without management being present and provided third-party data, analysis, advice and expertise on executive compensation matters and competitive executive compensation programs. We considered and relied upon this data, the Compensation Consultant’s analyses of the data and its recommendations in establishing our compensation peer group and compensation programs, including the mix and amount of compensation utilized for our executive management, including the named executive officers.

In assisting the Compensation Committee, the Compensation Consultant generates reports that include a compilation of compensation data based upon our compensation peer group and particularized data for industry participants to the extent the Compensation Consultant determines that such additional data would prove useful.

Our Compensation Committee annually reconsiders, with the advice and assistance of the Compensation Consultant, the composition of our compensation peer group and will recommend changes to the peer group so that it reflects, in the estimation of the Compensation Consultant and our Compensation Committee, a mix of companies that share pertinent characteristics with our Company and that are potential competitors with us for management talent. Changes to the composition of our compensation peer group may occur in response to, among other things, changes in our business, including assets, production levels, revenues, oil and natural gas reserves and production mix, market capitalization and enterprise value, and as a consequence of business combinations involving members of our peer group. The Compensation Consultant advises us on the composition of our compensation peer group and provides reports and analyses on their compensation and benefits practices.

Factors Considered in Setting Executive Compensation

To achieve the objectives of our compensation program, the Compensation Committee believes that the compensation of each of our named executive officers should reflect the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success. In other words, our compensation program is based on the idea of pay for performance. Additionally, when evaluating our executive compensation, the Compensation Committee considers the results of the Company’s most recent Say-on-Pay advisory vote. The following is a summary of the factors considered in setting compensation for our named executive officers in addition to the factors discussed above under each element of our compensation program.

Other Compensation Practices

Accounting and Tax Considerations. Our Compensation Committee reviews and takes into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions. Section 162(m) of the Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year.

Stock Ownership Guidelines, Hedging Prohibitions and Pledging Limitations. We do not currently have ownership requirements or a stock retention policy for our named executive officers or non-management directors. The Board has adopted a policy that effectively prohibits directors, officers and employees, including named executive officers, and contractors from engaging in hedging transactions, by prohibiting such persons from purchasing or selling put or call options, short sales, prepaid variable forward contracts, equity swaps, collars and exchange funds put or call options, and collars. The Board has adopted a policy requiring our named executive officers and members of the Board to obtain Board approval prior to pledging, or using as collateral, our common stock in order to secure personal loans or other obligations, which includes holding shares of our common stock in a margin account.

We will continue to review periodically best practices in this area and re-evaluate our position with respect to stock ownership guidelines, hedging restrictions and pledging limitations.

Comparison to Peers. The Compensation Committee with input from the Compensation Consultant establishes a peer group of companies for purposes of evaluating and determining our executive compensation. We believe that the components and compensation levels of our executive compensation are generally similar to, but more conservative than, our peers. In addition, particularly with the modifications to our 2020 compensation program, we believe we have greater alignment with our stockholders. We believe that the elements and compensation levels of our 2020 executive compensation are competitive with or below the 50th percentile of our peers and total compensation is highly dependent on both management’s performance and absolute increases in share value.

For executive compensation decisions in January 2020, the Compensation Committee with input from the Compensation Consultant and based on a range of financial characteristics, used the following peer companies to determine market competitive compensation levels and plan practices. The following companies were included in the “2020 Peer Group”:

Company	Ticker
Abraxas Petroleum Corporation	AXAS
Bonanza Creek Energy, Inc.	BCEI
Callon Petroleum Company	CPE
Carrizo Oil & Gas, Inc.	CRZO
HighPoint Resources Corporation	HPR
Jagged Peak Energy Inc.	JAG
Laredo Petroleum, Inc.	LPI
Lilis Energy, Inc.	LLEX
Lonestar Resources US Inc.	LONE
Montage Resources Corporation	MR
Northern Oil and Gas, Inc.	NOG
Penn Virginia Corporation	PVAC
Ring Energy, Inc.	REI
Rosehill Resources Inc.	ROSE
SandRidge Energy, Inc.	SD
SilverBow Resources, Inc.	SBOW
SRC Energy Inc.	SRCI

Clawback Provisions. Although we do not presently have any formal policies or practices that provide for the recovery of prior incentive compensation awards that were based on financial information later restated as a result of the Company’s material non-compliance with financial reporting requirements, in such event we reserve the right to seek all recoveries currently available under law. The Board has included a provision in our equity grant agreements whereby the equity grants to named executive officers are subject to any clawback policies the Company may adopt which may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, any accounting restatement due to any material non-compliance with financial reporting regulations by the Company.

Summary View of Our Executive Compensation Program

Compensation Element	Description (through 2019)	Recent Changes

Base Salary	• Fixed pay determined by position and level of responsibility • Targeted to be conservative within peer group	Salaries remained at 2019 levels with no salary increases for 2020 and, effective April 1, 2020, Mr. Lodzinski volunteered to reduce his annual base salary by 50%.

Annual Performance-based Cash Incentive	• cash bonus paid annually based upon executive performance • 100% discretionary based	2020 AIP awards changed to 50% discretionary and 50% performance-based.

Long-Term Equity-Based Compensation:

- Performance Units
 • Aligns executive officers' interests with those of our stockholders
• Rewards long-term performance relative to industry peers
• Cliff vest at the end of three years based on TSR(1) relative to a peer group over that period

The January 2020 grants were modified to further enhance alignment with our stockholders. The performance component of the total mix of LTIP awards was increased to 75%, from 50% and the performance metric also changed to an annualized TSR metric from a TSR(1) relative to our peer group.

- Restricted Stock Units	• Makes our compensation program competitive from a total remuneration standpoint; • Encourages executive retention • Vest ratably on a quarterly basis over three years	In accordance with the change of total restricted stock units, the 2020 RSU awards decreased to 25% from 50% of the 2020 LTIP awards to further enhance alignment with our stockholders

Other Employee Benefits	Benefits available to all employees, including medical, dental and 401(k) plan with employer matching of first 6% of eligible compensation contributed
Change of Control and Severance Benefits
Provide financial security to help ensure that officers remain focused on our performance and the continued creation of shareholder value rather than on the potential uncertainties associated with their own employment

(1)	TSR is Total Shareholder Return and described below.

Discussion of our Executive Compensation for 2018, 2019 and 2020

Discussion of 2018 Executive Compensation:

In 2018, base salaries were adjusted from 2017 levels to be more competitive with our peer group. The 2018 base salaries are listed in the table below for our NEOs.

The AIP awards for 2018 performance were granted on a discretionary basis. The Company’s execution of its capital plan and operating performance, among other factors, were taken into consideration by the Compensation Committee in determining the 2018 AIP awards. The 2018 AIP awards are listed in the “Summary Compensation Table” below.

The LTIP awards granted in 2018 consisted of time-vested RSU awards (50%) and performance stock unit (“Performance Unit”) awards (50%). The RSU awards vest on a quarterly basis over a three-year period with an initial vesting on June 30, 2018. The Performance Unit awards provided for cliff vesting after a three-year performance period (February 28, 2021). The number of Performance Units that vest is subject to increases or decreases, depending on relative corporate stock value of the Class A Common Stock in relation to the corporate stock values of the 2018 Peer Group (as defined below). The number of Performance Units that will be earned depends on the Company’s relative standing in the 2018 Peer Group as follows:

1.	No Performance Units earned below the 35th percentile.

2.	50% of Performance Units earned at 35th percentile.

3.	100% of Performance Units earned at 50th percentile.

4.	150% of Performance Units earned at 75th percentile.

5.	200% of Performance Units earned at 90th percentile.

6.	Such Performance Units adjust on a pro-rata basis within such brackets.

For purposes of the 2018 Performance Unit awards, the 2018 Peer Group was determined based on a range of similar-sized companies primarily oil-weighted in their focus and growth strategy. Additionally, these companies were generally focused in similar geographic basins as the Company. The following companies were selected as the “2018 Peer Group”:

Company	Ticker
Abraxas Petroleum Corporation	AXAS
Approach Resources Inc.	AREX
Bonanza Creek Energy, Inc.	BCEI
Callon Petroleum Company	CPE
Carrizo Oil & Gas, Inc.	CRZO
Halcón Resources Corporation	HK
Laredo Petroleum, Inc.	LPI
Lillis Energy, Inc.	LLEX
Penn Virginia Corporation	PVAC
QEP Resources, Inc.	QEP
Resolute Energy Corporation	REN
Ring Energy, Inc.	REI

Discussion of 2019 Executive Compensation:

In 2019, the Compensation Committee reviewed base salaries of the named executive officers in consultation with the Compensation Consultant and input from our Chief Executive Officer and President. After such review, base salaries were increased as executive officer compensation was generally below the 50th percentile of our peer group. The AIP awards for 2019 performance were 100% discretionary and the Compensation Committee considered the Company’s operating performance, among other factors. The following table reflects adjustments to the base salaries and the amount of the 2019 AIP awards.

2019 Salary Adjustments and AIP Awards

Salaries
Name	Title	Prior	Adjustment	Revised	AIP Award

Frank A. Lodzinski	Chairman / CEO	$ 480,000	$ 20,000	$ 500,000	$ 400,000
Robert J. Anderson	President	$ 350,000	$ 70,000	$ 420,000	$ 350,000
Steven C. Collins	EVP Operations	$ 280,000	$ 40,000	$ 320,000	$ 240,000

The LTIP awards granted in 2019 consisted of time-vested RSUs which were 50% of the LTIP award and Performance Unit awards which were 50% of the LTIP award. The RSU awards provided for quarterly vesting over a three-year period with an initial vesting on March 31, 2019. The Performance Unit awards provided for a performance period of February 1, 2019 through January 31, 2022. The number of Performance Units that vest will be subject to increases or decreases, depending on relative corporate stock value of the Class A Common Stock in relation to the relative corporate stock values of the 2019 Peer Group (as defined below). The number of such Performance Units that will be earned will depend on the Company’s relative standing in the 2019 Peer Group as follows:

1.	No Performance Units earned below the 35th percentile.

2.	50% of Performance Units earned at 35th percentile.

3.	100% of Performance Units earned at 50th percentile.

4.	150% of Performance Units earned at 75th percentile.

5.	200% of Performance Units earned at 90th percentile.

6.	Such Performance Units to be adjusted on a pro-rata basis within such brackets.

In the event that greater than 100% of the Performance Units are earned, such additional amount may be paid in cash rather than the issuance of shares of Class A Common Stock.

For purposes of the 2019 Performance Unit awards, the 2019 Peer Group was adjusted from the prior year due to companies being acquired or financially impaired. The adjusted peer group was selected based on a range of similar-sized companies primarily oil-weighted in their focus and growth strategy. These companies are generally focused in similar geographic basins as the Company. After input from the Compensation Consultant, the Compensation Committee selected the following companies as the “2019 Peer Group”:

Company	Ticker
Abraxas Petroleum Corporation	AXAS
Callon Petroleum Company	CPE
Carrizo Oil & Gas, Inc.	CRZO
Halcón Resources Corporation	HK
Jagged Peak Energy, Inc.	JAG
Laredo Petroleum, Inc.	LPI
Lillis Energy, Inc.	LLEX
Matador Resources Company	MTDR
QEP Resources, Inc.	QEP
Ring Energy, Inc.	REI
Rosehill Resources Inc.	ROSE
SM Energy Company	SM

Elements of 2020 Executive Compensation:

In January 2020 prior to the COVID-19 pandemic and the commodity price war between Russia and Saudi Arabia, the Compensation Committee evaluated the Company’s 2020 executive compensation program. It was determined that base salaries for executive officers would not be adjusted and would be held constant at the 2019 levels except that, effective April 1, 2020, Mr. Lodzinski volunteered to reduce his annual base salary by 50%.

The Compensation Committee determined to change the AIP awards for 2020 performance from 100% discretionary in 2019 to 50% discretionary and 50% performance-based. The target amount of the AIP award is based on a percentage of the named executive officer’s salary (and can vary from one named executive officer to another) and the discretionary payout can range from 0% to 100% of such target amount, while the performance-based payout can range from 0% to 150% of such target amount, resulting in a total payout range of 0% to 125% of such target amount in aggregate. The Compensation Committee will determine the discretionary portion of the AIP awards based on strategic goals and management’s ability to increase the Company’s scale with financial discipline. The performance-based portion of the AIP awards will be determined based on three performance metrics and the weight of such metrics within the performance portion of the AIP awards are as follows: (1) well-head economics (50%), (2) Adjusted EBITDAX (30%), and (3) average production (20%). Based on the COVID-19 pandemic and the recent commodity price war between Russia and Saudi Arabia, we believe that the various metrics for the 2020 AIP awards will be difficult to achieve.

The following is a table of LTIP awards granted in 2020 for our NEOs:

Name	Aggregate Long-Term Equity Incentive ($ amount)	Time-Vested RSU Award (# of RSUs)	Performance Unit Award (# of Target Units)
Frank A. Lodzinski	$300,000	57,100	—
Robert J. Anderson	$2,100,000	100,000	262,500
Steven C. Collins	$1,200,000	57,100	150,000

The 2020 RSU awards vest on a quarterly basis over a three-year period with an initial vesting on March 31, 2020.

The 2020 Performance Unit awards are subject to the stockholder approval of Proposal 2. The Performance Units are eligible to be earned based on the annualized TSR of the Class A Common Stock during a three-year period beginning on February 1, 2020. Between 0x to 2.0x of the Performance Units are eligible to be earned based on our achieving an annualized TSR based on the following pre-established goals:

Company’s Annualized TSR	TSR Multiplier
23.9% or greater	2.0
14.5%	1.0
8.4%	0.5
Less than 8.4%	0.0

In the event that greater than 1.0x of the Performance Units are earned, such additional Performance Units may be paid in cash rather than the issuance of shares of Class A Common Stock. Based on the COVID-19 pandemic and the recent commodity price war between Russia and Saudi Arabia, we believe that the target annualized TSR of 14.5% included in the 2020 Performance Unit awards will be difficult to achieve.

Summary Compensation Table

The following table presents, for the years ended December 31, 2019 and 2018, the compensation of our named executive officers. There has been no compensation awarded to, earned by or paid to any employees required to be reported in any table or column in the fiscal years covered by any table, other than what is set forth in the following table:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) (2)($)	All Other Compensation ($)	Total ($)
Frank A. Lodzinski	2019	$498,333	$400,000	$2,893,118	$—	$3,791,451
Chief Executive Officer (through April 1, 2020)	2018	$450,000	770,000(3)	$1,721,250	$—	$2,941,250
(also Principal Executive Officer through April 1, 2020)

Robert J. Anderson	2019	$414,167	$350,000	$1,928,745	$16,800	$2,709,712
President (through April 1, 2020) (Principal Executive Officer commencing April 1, 2020)	2018	$380,000	635,000(3)	$1,090,125	$16,500	$2,121,625

Steven C. Collins	2019	$316,667	$275,000	$1,060,928	$28,300	$1,680,895
Executive Vice President, Completions and Operations

(1)
Reflects the full grant date fair value of the restricted stock unit awards and performance stock unit awards granted pursuant to the 2014 Plan in 2019 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 12. Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2019. These amounts were calculated based on the closing market price for our shares on the NYSE on the date of grant.

(2)
The following table provides information about time-based RSU awards and Performance Unit awards granted under the 2014 Plan to our named executive officers during the year ended December 31, 2019. Each RSU represents a contingent right to receive one share of our Class A Common Stock. RSUs are generally settled and shares of Class A Common Stock are issued on a quarterly basis shortly after the end of each calendar quarter. The Performance Units are payable in shares of Class A Common Stock based upon the achievement by the Company over a period commencing on February 28, 2018 and ending on February 28, 2021 of performance criteria established by the Compensation Committee. The number of shares of Class A Common Stock that may be issued will be determined by multiplying the number of Performance Units granted by the relative total shareholder return percentage (0% to 200%). Thus, the number of shares of Class A Common Stock that may be issued upon settlement of the Performance Unit awards may vary from 0% to 200% of the number of Performance Units granted.

2019 Awards	Restricted Stock Unit Awards		Performance Stock Unit Awards		Total Awards
Name	Granted (#)	Value ($)(a)	Granted (#)	Value ($)(a)	Value ($)
Frank A. Lodzinski	184,275	1,179,360	184,275	1,713,758	2,893,118
Robert J. Anderson	122,850	786,240	122,850	1,142,505	1,928,745
Steven C. Collins	67,575	432,480	67,575	628,448	1,060,928

2018 Awards	Restricted Stock Unit Awards		Performance Stock Unit Awards		Total Awards
Name	Granted (#)	Value ($)(a)	Granted (#)	Value ($)(a)	Value ($)
Frank A. Lodzinski	75,000	690,000	75,000	1,031,250	1,721,250
Robert J. Anderson	47,500	437,000	47,500	653,125	1,090,125

(a)
Amount shown represents the fair value of the time-vested and performance-based restricted stock units based on the closing market price of our shares of Class A Common Stock on the NYSE on, the respective grant date (performance-based valued utilizing the Monte Carlo Simulation pricing model, which calculates multiple potential outcomes for an award), multiplied by the number of unvested time-vested and performance-based restricted stock units, respectively.

(3)	Includes a one-time bonus awarded in February 2018 for Messrs. Lodzinski and Anderson of $320,000 and $285,000, respectively.

Outstanding Equity Awards at Year End

The following table provides information concerning unvested restricted stock unit awards, unearned performance stock unit awards and equity incentive plan awards for our named executive officers that were outstanding as of December 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Restricted Stock Unit Awards		Performance Stock Unit Awards
Name	Number of shares or units that have not vested	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Frank A. Lodzinski	166,660	1,054,578	259,275	1,641,211
Robert J. Anderson	110,026	696,465	170,350	1,078,316
Steven C. Collins	60,467	382,756	92,575	586,000

(1)
Amount shown represents the fair value of the shares of RSUs and Performance Units based on the closing market price of our shares of Class A Common Stock on the NYSE on December 31, 2019, the last trading day of our 2019 fiscal year, which was $6.33, multiplied by the number of unvested time-vested and performance-based RSUs.

(2)	The table below shows the vesting dates for the respective unvested RSUs listed in the above Outstanding Equity Awards at 2019 Fiscal Year-End table:

Vesting Date	Mr. Lodzinski	Mr. Anderson	Mr. Collins
March 31, 2020	34,106	22,529	12,714
June 30, 2020	21,606	14,197	7,715
September 30, 2020	21,606	14,195	7,714
December 31, 2020	21,607	14,196	7,715
March 31, 2021	21,606	14,196	7,715
June 30, 2021	15,356	10,238	5,631
September 30, 2021	15,356	10,237	5,631
December 31, 2021	15,357	10,238	5,632

(3)	The unearned performance stock units listed in the above Outstanding Equity Awards at 2019 Fiscal Year-End table vest as follows:

Vesting Date	Mr. Lodzinski	Mr. Anderson	Mr. Collins
February 28, 2021	75,000	47,500	25,000
January 31, 2022	184,275	122,850	67,575

Employment Contracts and Potential Payments Upon a Termination of Employment or a Change in Control

We do not have any employment agreements with any of our named executive officers. The RSU agreements and Performance Unit agreements under which we have granted RSU awards and Performance Unit awards under the 2014 Plan contain provisions providing for accelerated vesting upon the death or disability of the named executive officer, upon termination of employment by the Company without cause or termination of employment by the named executive officer for “good reason” and upon a change in control of the Company.

In April 2019, in order to encourage our officers to consider and pursue all reasonable opportunities to improve stockholder value, including but not limited to a merger or sale of the Company, we adopted a Change in Control and Severance Benefit Plan (the “CIC Plan”), which provides for severance benefits to the Company’s named executive officers (and certain other officers and key employees). Pursuant to the CIC Plan, following a change in control and during the “protection period,” which period extends from the date of the change in control until the date 18 months following the occurrence of a change in control, if the named executive officer’s employment is terminated by the Company without cause or by the named executive officer for a CIC good reason (i.e. a double-trigger), the named executive officer is entitled to (1) 150% of the executive’s annual base salary; (2) 150% of the greatest of (i) the executive’s annual bonus during the prior year, (ii) the executive’s annual bonus two years prior to termination date, and (iii) the executive’s current target bonus (the “AIP Amount”); and (3) reimbursement of 18 months of health benefits. The named executive officer would be entitled to the same benefits discussed above in the event the executive’s employment is terminated for death or disability as provided in the CIC Plan.

Pursuant to the CIC Plan, if the named executive officer’s employment with the Company is terminated by the Company without cause or by the named executive officer for a good reason and not during the protection period, the named executive officer is entitled to receive (1) 100% of the executive’s annual base salary, (2) 100% of the executive’s pro-rated AIP Amount (based on the number of days employed during the year of termination), and (3) reimbursement of 12 months of health benefits.

INDEPENDENT PUBLIC ACCOUNTANTS

Moss Adams has served as our independent accountant since March 30, 2018. Prior to that date, our independent accountant was Grant Thornton LLP (“Grant Thornton”). Grant Thornton served as our independent accountant for the fiscal years ended December 31, 2017 and 2016, and for the subsequent interim period through March 29, 2018. The decision to dismiss Grant Thornton and appoint Moss Adams was recommended by the Audit Committee and approved by the Board.

The reports of Grant Thornton on the financial statements of the Company as of and for the fiscal years ended December 31, 2017 and 2016, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through March 29, 2018, (i) the Company had no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference in connection with its opinion to the subject matter of such disagreement and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year ended December 31, 2017, and the subsequent interim period preceding the engagement of Moss Adams, the Company did not consult Moss Adams regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

A copy of Grant Thornton’s letter, dated March 30, 2018, stating its agreement with the above statements, is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 30, 2018.

Fees Paid to Moss Adams LLP

The following is a summary and description of fees for services provided by Moss Adams in 2019 and 2018 to the Company.

Services	2019	2018
Audit Fees (1)	$736,050	$504,807
Audit-Related Fees (2)	$—	$350,000
Tax Fees (3)	$—	$—
All Other Fees (4)	$—	$—
Total	$736,050	$854,807

(1)
Audit Fees include professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees comprise fees for professional services reasonably related to the performance of the audit or review of the Company’s financial statements and are not otherwise included in “Audit Fees.” These services included audit and review services related to the contemplated acquisition of Sabalo Energy, LLC.

(3)	Tax Fees include professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees include fees for miscellaneous services other than the services reported under “Audit Fees,” “Audit Related Fees” and “Tax Fees” for the services in question.

Audit Committee Pre-Approval Policies and Procedures

To help assure independence of our independent auditor, the Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal auditor or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown below in the table, which were paid to our independent auditors, 100% were approved by the Audit Committee.

AUDIT COMMITTEE REPORT

Our Audit Committee reports to and acts on behalf of our Board by providing oversight of our financial management, independent auditor and financial reporting procedures. The Audit Committee operates under a written charter adopted by the Board. Our management is responsible for preparing our consolidated financial statements, and our independent auditor is responsible for auditing those consolidated financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor prior to their release and filing.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated audited financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated audited financial statements.

The Audit Committee has discussed with the independent auditor matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee received from the independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee considered the fees and costs billed and expected to be billed by the independent auditor for our audit services.  The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditor are compatible with maintaining auditor independence.

In addition, the Audit Committee reviewed its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

The Audit Committee has discussed with the independent auditor, with and without management present, its evaluation of our internal accounting controls and the overall quality of our financial reporting.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Earthstone Energy, Inc. be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

AUDIT COMMITTEE
Jay F. Joliat (Chair)
Phillip D. Kramer
Zachary G. Urban

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Earthstone Energy, Inc. specifically incorporates the Report by reference therein.)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Flatonia Energy, LLC

Flatonia Energy, LLC (“Flatonia”), which owns approximately 5.9% of the outstanding Class A Common Stock and approximately 2.7% of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock as of April 20, 2020, is a party to a joint operating agreement (the “Operating Agreement”) with a subsidiary of the Company. The Operating Agreement covers certain jointly owned oil and natural gas properties located in the Eagle Ford Trend of south Texas. In connection with the Operating Agreement, the Company made payments to Flatonia of $15.3 million and received payments from Flatonia of $6.4 million during the year ended December 31, 2019. At December 31, 2019, amounts receivable due from Flatonia in connection with the Operating Agreement were $0.6 million. Payables related to revenues outstanding and due to Flatonia as of December 31, 2019 were $1.1 million.

EnCap Investments L.P.

EnCap and its affiliates beneficially own approximately 60.4% of the combined voting power of the outstanding Class A Common Stock and Class B Common Stock as of April 20, 2020. EnCap has various investment funds that it manages. Those investment funds make investments in entities with which the Company interacts in the normal course of business. On October 31, 2019, the Company sold certain of its interests in oil and natural gas leases and wells located in Martin County, Texas in an arm’s length transaction to a company whose majority owner is EnCap (not under common control) for cash consideration of approximately $3.6 million.

On June 2, 2017, Nicholas Olenik filed a purported shareholder class and derivative action in the Delaware Court of Chancery styled as “Olenik v. Lodzinski et al.” against the Company’s Chief Executive Officer, along with other members of the Board, EnCap, Bold Energy III LLC (“Bold”), Bold Holdings and Oak Valley Resources, LLC. The complaint alleges that the Company’s directors breached their fiduciary duties in connection with the Contribution Agreement dated as of November 7, 2016 and as amended on March 21, 2017 (the “Bold Contribution Agreement”), by and among the Company, EEH, Lynden US, Lynden USA Operating, LLC, Bold Holdings and Bold. In connection with Olenik v. Lodzinski et al., EnCap was also named in the lawsuit. The Company is currently in negotiations with its insurance carrier concerning an allocation of litigation costs above its deductible for all the parties named in the lawsuit. Once the allocation is agreed upon, cost will be assigned to each party affected. As of December 31, 2019, the Company has not recorded a receivable for prospective insurance settlement proceeds. Charges associated with this legal action are included in Transaction costs in the Consolidated Statements of Operations in the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2019. Any proceeds received from the Company’s insurance carrier will be recorded as a reduction of Transactions costs in the period received.

Registration Rights Agreement

Pursuant to the terms of the Bold Contribution Agreement, at the closing of the Bold Contribution Agreement, the Company, Bold Holdings, and the unitholders of Bold Holdings entered into a registration rights agreement (the “Registration Rights Agreement”) relating to the shares of Class A Common Stock issuable upon the exchange of the EEH Units and Class B Common Stock held by Bold Holdings or its unitholders. In accordance with the Registration Rights Agreement, we filed a registration statement on Form S-3 (the “Registration Statement”) with the SEC to permit the public resale of the shares of Class A Common Stock issued by the Company to Bold Holdings or its unitholders in connection with the exchange of Class B Common Stock and EEH Units in accordance with the terms of the EEH LLC Agreement. On October 18, 2017, the Registration Statement was declared effective by the SEC.

Exchange Right

In accordance with the terms of the EEH LLC Agreement, the EEH Unit Holders generally have the right to exchange their EEH Units (and a corresponding number of shares of our Class B Common Stock), for shares of our Class A Common Stock (the “Exchange Right”) at an exchange ratio of one share of Class A Common Stock for each EEH Unit (and a corresponding share of Class B Common Stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option). As an EEH Unit Holder exchanges its EEH Units, our interest in EEH will be correspondingly increased.

Voting Agreement

On May 9, 2017, in connection with the closing of the Bold Contribution Agreement, the Company, EnCap and Bold Holdings entered into a voting agreement (the “Voting Agreement”), pursuant to which EnCap and Bold Holdings agreed not to vote any shares of Class A Common Stock or Class B Common Stock held by them in favor of any action, or take any action that would in any way alter the composition of the Board from its composition immediately following the closing of the Bold Contribution Agreement as long as the Voting Agreement is in effect. Immediately following the closing of the Bold Contribution Agreement, the Board was increased to nine members from eight members, four of which were designated by EnCap, three of which are independent, and two of which are members of management, including our Chief Executive Officer. On April 22, 2020, the Company entered into the VA

Amendment providing the size of the Board would be reduced by one member to eight members and at any time prior to the termination of the Voting Agreement, EnCap would have the ability to cause the Company to increase the size of the Board by one member and would have the ability to designate such additional member. At any time during the effectiveness of the Voting Agreement during which EnCap’s collective ownership of Earthstone exceeds 50% of the total issued and outstanding voting stock, EnCap may remove and replace one director that was not originally designated by EnCap, and his or her successors. Any such removal and replacement will be conducted in accordance with the provisions of our Certificate of Incorporation and Bylaws then in effect. The Voting Agreement terminates on the earlier of (i) May 9, 2022 and (ii) the date upon which EnCap and Bold Holdings collectively own, of record and beneficially, less than 20% of our outstanding voting stock.

Policies and Procedures for Approval of Related Party Transactions

Our officers and directors are required to obtain Audit Committee approval for any proposed related party transactions. In addition, our Code of Ethics requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics states that a conflict of interest exists when an individual’s private interest interferes in any way or even appears to interfere with our interests and sets forth examples of the types of transactions that must be reported to our Board. Under our Code of Ethics, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information

Who Can Vote? You are entitled to vote your Class A Common Stock and Class B Common Stock if our records show that you held your shares as of the record date, April 20, 2020. At the close of business on that date, 29,852,958 shares of Class A Common Stock and 35,060,687 shares of Class B Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on the matters submitted for a vote at the Annual Meeting. The Class A Common Stock and the Class B Common Stock vote together as one class. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if a stockholder makes a written comment on the proxy card, otherwise communicates his or her vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

Voting Your Proxy. If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting.

If you hold your shares in your own name as a holder of record with our transfer agent, Direct Transfer, LLC, you may instruct the proxies how to vote following the instructions listed on the proxy card, by signing, dating and mailing the proxy card in the postage paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Of course, you can always attend to the meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors: for each director nominee, for the approval and adoption of an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan,  for the ratification of the appointment of Moss Adams as our independent registered public accounting firm, and will be deemed to grant discretionary authority to vote upon any other matters properly before the Annual Meeting.

Matters to be Presented. We are not aware of any matters to be presented at the Annual Meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Revoking Your Proxy. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our Corporate Secretary in writing before the proxies vote your shares at the meeting, deliver later-dated proxy instructions or attend the meeting and vote your shares in person. We will honor the proxy with the latest date.

How Votes Are Counted. A quorum is required to transact business at our Annual Meeting. A majority of the voting power of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented at the meeting in person or by proxy to constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. In addition, shares that constitute broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting. You may either vote for, against or abstain on each of the proposals. Broker non-votes and abstentions will have no impact, as they are not counted as votes cast. If you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will not be permitted to vote your shares in their discretion on the election of directors, or the approval and adoption of an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan. However, if you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will be permitted to vote your shares in their discretion on the ratification of the appointment of the independent registered public accounting firm.

Election of Directors. In the election of directors, the two Class II director nominees receiving the highest number of votes cast for in their favor will be elected as Class II directors to our Board of Directors, assuming a quorum is present at the Annual Meeting. Cumulative voting in the election of directors is not permitted.

Approval and Adoption of the Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan. Approval and adoption of the Amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Ratification of Appointment of Moss Adams LLP as Our Independent Registered Public Accounting Firm. Approval of the appointment of Moss Adams as our independent registered public accounting firm requires the affirmative vote of the holders of a majority in voting power of the shares represented in person or by proxy at the Annual Meeting; provided that a quorum is present.

Board Recommendations. THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES, FOR THE APPROVAL AND ADOPTION OF AN AMENDMENT TO THE EARTHSTONE ENERGY, INC. AMENDED AND RESTATED 2014 LONG-TERM INCENTIVE PLAN AND FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Cost of Proxy Solicitation. We are providing these proxy materials in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. We will pay the cost of this proxy solicitation. In addition, we expect that a number of our employees will solicit stockholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Stockholder Proposals

In order to submit stockholder proposals for the 2021 Annual Meeting of Stockholders for inclusion in the Company’s proxy statement pursuant to Exchange Act Rule 14a-8, materials must be received by our Corporate Secretary at the Company’s principal executive offices in The Woodlands, Texas, no later than December 24, 2020. The proposals must comply with all of the requirements of Exchange Act Rule 14a-8. Proposals should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, pursuant to our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose other business for consideration at the 2021 Annual Meeting of Stockholders must provide notice of such business to the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the date of the 2020 Annual Meeting (assuming that the 2021 Annual Meeting is within 30 days of the anniversary date of the 2020 Annual Meeting). Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than February 3, 2021, and no later than March 5, 2021. Such notice should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested.  Such proposals must also meet the other requirements established by the SEC for stockholder proposals.

For any other meeting, the nomination or item of business must be received by the tenth (10th) day following the date of public disclosure of the date of the meeting. These requirements are separate from and in addition to the SEC’s requirements described in the first paragraph of this section relating to including a proposal in our proxy statements.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and this Notice of the 2020 Annual Meeting and Proxy Statement are available at https://www.iproxydirect.com/ESTE. We will promptly provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our Annual Report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2019. Any such request should be directed to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246. The Annual Report on Form 10-K for the fiscal year ended December 31, 2019 accompanying this proxy statement is not part of the proxy soliciting materials.

Eliminating Duplicative Proxy Materials

Stockholders having the same last name and address and individuals with more than one account registered at Direct Transfer, LLC, with the same address and who receive paper copies of the proxy materials will receive one copy of our proxy statement and annual report on Form 10-K, unless contrary instructions have been received from an affected stockholder. If you would like to enroll in this service or receive individual copies of all documents, please contact our Corporate Secretary by writing to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the section of this proxy statement entitled “Audit

Committee Report” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

By Order of The Board of Directors,

Dated: April 23, 2020	/s/ WILLIAM A. WIEDERKEHR, JR.
WILLIAM A. WIEDERKEHR, JR., Corporate Secretary

Annex A

Amendment No. 1
to the
Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan

This Amendment No. 1 to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan (the “Plan”) was approved and adopted by the Board of Directors of Earthstone Energy, Inc. (the “Company”) on _____________, subject to approval by the stockholders of the Company, which was obtained on _________________. Accordingly, the Plan is hereby amended, effective as of ___________________, as follows:

1.	The first sentence of Section 3.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to the limitations set forth herein, 9,400,000 shares of Common Stock are reserved for issuance pursuant to Awards made under this Plan.”

In all other respects, the Plan remains unchanged and in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been executed to be effective as of _________________.

EARTHSTONE ENERGY, INC.

By: ____________________________
Name:
Title:

FORM OF PROXY

EARTHSTONE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – JUNE 3, 2020 AT 10:00 AM CDT

CONTROL ID:

REQUEST ID:

The undersigned hereby appoints Robert J. Anderson and Tony Oviedo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of Earthstone Energy, Inc. ("Earthstone") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 3, 2020, at 10:00 a.m., Central Daylight Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Your vote is very important. Thank you for voting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS

If you vote by phone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/ESTE
PHONE:	1-866-752-VOTE(8683)

→ **Please ensure you fold then detach and retain this portion of this Proxy** ←

ANNUAL MEETING OF THE STOCKHOLDERS OF EARTHSTONE ENERGY, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR all of the listed nominees and FOR Proposals 2 and 3.

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Proposal 1 →	**FOR ALL**	**WITHHOLD ALL**	**FOR ALL EXCEPT**
Election of Class II Director Nominees:	☐	☐	
Brad A. Thielemann			☐
Zachary G. Urban			☐

CONTROL ID:
REQUEST ID:

Proposal 2 →	**FOR**	**AGAINST**	**ABSTAIN**
To approve and adopt an amendment to the Earthstone Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan.	☐	☐	☐

Proposal 3 →	**FOR**	**AGAINST**	**ABSTAIN**
Ratification of the appointment of Moss Adams LLP as Earthstone's independent registered public accounting firm for 2020.	☐	☐	☐

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 3, 2020: The Notice, Proxy Statement and Form 10-K are available at www.iproxydirect.com/ESTE.

NOTE: In their discretion, Proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

____

____

____

IMPORTANT: Please print your name and sign exactly as your name appears in the records of the Company. When shares are held by joint tenants, both should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a company, please provide the full name of the company and a signature from a duly authorized officer, giving the officer's full title as such. If your shares are held at a brokerage house, please indicate in the space provided the name of the brokerage house and the number of shares held.

Dated: ____________________, 2020

____

(Print Name of Stockholder and/or Joint Tenant)

____

(Signature of Stockholder)

____

(Second Signature if held jointly)